Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-146217
PROSPECTUS SUPPLEMENT
(To Prospectus dated September 27, 2007)

7,000,000 Shares

Common Stock

We are offering 7,000,000 shares of our common stock. Our common stock is listed on The Nasdaq Global Market under the symbol “VOLC.” The last reported sale price of our common stock on October 17, 2007 was $16.56.

This investment involves risk. See “Risk Factors” beginning on page S-15.

	Per Share	Total

Public Offering Price	$16.250	$113,750,000
Underwriting Discount	$0.934	$6,540,625
Proceeds, Before Expenses, to Volcano Corporation	$15.316	$107,209,375

The underwriters have a 30-day option to purchase up to 1,050,000 additional shares of common stock from us to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorgan	Banc of America Securities LLC	Piper Jaffray

Bear, Stearns & Co. Inc.

The date of this prospectus is October 17, 2007.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we authorize to be distributed to you. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus when making your investment decision. You should also read and consider the information in the documents we have referred you to in the sections of this prospectus supplement and of the prospectus entitled “Where You Can Find Additional Information.”

Market data and industry statistics used throughout this prospectus are based on independent industry publications, reports by market research firms and other published independent sources. Some data and other information is also based on our good faith estimates, which are derived from our review of internal surveys and independent sources. Although we believe these sources are credible, we have not independently verified the data or information obtained from these sources. Accordingly, investors should not place undue reliance on this information. By including such market data and information, we do not undertake a duty to provide such data in the future or to update such data when such data is updated.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control.

S-i

PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the factors described under the heading “Risk Factors” in this prospectus supplement and in our annual report on Form 10-K, and the financial statements and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment in our common stock. References in this prospectus to “we,” “us” and “our” refer to Volcano Corporation, a Delaware corporation, and its subsidiaries, unless the context requires otherwise.

Overview

We design, develop, manufacture and commercialize a broad suite of intravascular ultrasound, or IVUS, and functional measurement, or FM, products that we believe enhance the diagnosis and treatment of vascular and structural heart disease. Vascular disease, or atherosclerosis, is caused by the accumulation of fat-laden cells in the inner lining of the artery, leading to the formation of plaque or lesions. Accumulation of plaque in the arteries narrows the diameter of the inner channel of the artery, or the lumen, which reduces blood flow. During an IVUS procedure, an imaging catheter is placed inside an artery to produce a cross-sectional image of the size and shape of the artery’s lumen and provides information concerning the composition and density of plaque or lesions and the condition of the layers of the surrounding arterial walls. Our IVUS products consist of consoles, single-procedure disposable catheters and advanced functionality options. FM devices measure the pressure and flow characteristics of blood around plaque thereby allowing physicians to gauge the plaque’s impact on blood flow and pressure. Our FM products consist of pressure and flow consoles and single-procedure disposable pressure and flow guide wires.

We market our products to physicians and technicians who perform percutaneous interventional procedures in hospitals and to other personnel who make purchasing decisions on behalf of hospitals. Our IVUS consoles are marketed as stand-alone units or customized units that can be integrated into a variety of hospital-based interventional surgical suites called cath labs. We have developed customized cath lab versions of these consoles and are developing advanced functionality options as part of our vfusion cath lab integration initiative. With the commercialization of our s5i and s5i GE Innova IVUS consoles and upon the commercialization of other new products and technologies, our vfusion offering will include cath lab-integrated IVUS and FM capabilities, our real-time Virtual Histology, or VH, IVUS functionality with color-coded identification of plaque composition, and automatic drawing of lumen and vessel borders. Our vfusion offering will also support IVUS integrated with other interventional devices, such as Medtronic’s Pioneer re-entry device, used to cross lesions that are completely blocked, and our own image guided therapy products that are in development. The significantly expanded functionality of our vfusion offering will allow for networking of patient information, control of IVUS and FM information at both the operating table and in the cath lab control room, as well as the capability for images to be displayed on standard cath lab monitors. We expect to continue to develop new products and technologies to expand our vfusion offering.

We have direct sales capabilities in the United States and Western Europe. As of June 30, 2007, we had 95 direct sales and support professionals in the United States, 12 direct sales and support professionals in Europe and two direct sales and support professionals responsible for Asia, the Pacific Ocean region and Latin America countries. In Japan, our largest international market, we market our products through eight direct sales and support professionals and three distributors. In addition, we have 50 distribution relationships in 40 other countries.

During the six-month period ended June 30, 2007, we generated worldwide revenues of $59.1 million from the sale of our products and incurred $4.3 million in operating losses. As of June 30, 2007, we had a worldwide installed base of over 2,000 IVUS consoles and over 700 FM consoles. We intend to grow and leverage this installed base of consoles to drive recurring sales of our single-procedure disposable catheters and guide wires, which accounted for 75.7% of our revenues during the six-month period ended June 30, 2007.

Vascular Disease Market and Current Treatments

Vascular disease in the coronary arteries is referred to as coronary artery disease, or CAD, and in the peripheral arteries is referred to as peripheral artery disease, or PAD. Additionally, there are numerous anatomical disease conditions in the heart, commonly referred to as structural heart disease, including any variation from the normal rhythm of the heartbeat, or arrhythmias, any incomplete closure of the two upper chambers of the heart, or patent foramen ovale disorders, a blood-filled dilation of a blood vessel caused by the weakening of the wall of the aorta, or an abdominal aortic aneurysm, and disease of the heart valve, or valve disease.

While atherosclerosis is often characterized by narrowing of the lumen, or stenosis, it can also take the form of plaque or lesions that are not stenotic but are more likely to rupture and cause blood clots that may block the lumen. These non-stenotic lesions are known as vulnerable plaque. Vulnerable plaque can occur in the coronary or peripheral arteries and has the ability to rupture at any time, without warning, causing a heart attack or stroke. There are no diagnostic modalities that have been proven in clinical studies to identify vulnerable plaque. As a result, vulnerable plaque remains an untreated medical condition.

In order to diagnose and treat vascular disease, the medical community over the last several years has made a significant shift towards the use of minimally invasive procedures. Based on industry estimates, we believe that physicians currently perform over 4 million diagnostic angiographies and approximately 2 million percutaneous coronary interventions, or PCIs, worldwide each year and approximately 3 million percutaneous interventional peripheral artery procedures and approximately 1 million structural heart procedures in the United States each year. Physicians use drug-eluting stents, bare metal stents, balloons and atherectomy, or plaque cutting or ablating, devices to treat vascular disease. In 2006, based on industry estimates, the worldwide market opportunities for coronary drug-eluting and bare metal stents were $4.4 billion and $723 million, respectively. In addition, the worldwide market opportunities for balloons, atherectomy devices and peripheral bare metal stents were estimated at $1.1 billion, $203 million and $790 million, respectively. This procedure base and market opportunity for these devices continues to grow due to patient demand for less invasive procedures, demographics, increased rates of diabetes and obesity, cost containment pressure, advancing diagnostic and therapeutic approaches, and an increasing incidence of CAD, PAD and structural heart disease.

Interventional procedures are performed in cath labs where the radiographic visualization of the arteries, veins or cardiac chambers after the injection of a contrast medium, or angiography, provides real-time visualization that enables physicians to insert and navigate tools such as catheters, guide wires, stents and other devices into the vasculature or chambers of the heart to diagnose and deliver therapy. Additionally, in conjunction with angiography, IVUS and FM devices are used to help diagnose disease, plan percutaneous intervention and deliver therapy. Although great strides have been made in improving percutaneous interventional techniques, significant challenges remain that reduce the effectiveness of current treatments and limit the number of complex procedures and the types of diseases that can be diagnosed and treated. These challenges primarily involve limitations of angiography as the primary means for diagnosing and guiding percutaneous interventions and the historical limitations of IVUS and FM products.

Traditionally, specially trained physicians used x-rays and other invasive and non-invasive techniques to see inside the body while they guide catheters through blood vessels. Interventionalists have relied on the use of x-ray angiography to identify diseased portions of vessels, to monitor treatment and to evaluate the therapeutic result. Since angiographic images are grayscale and two-dimensional, they provide limited information about the lesion and artery and also make it difficult to assess complex artery anatomy and bifurcations. In addition, angiography lacks the ability to provide any information about plaque and its composition.

IVUS allows the direct visualization of vascular anatomy during percutaneous diagnostic and therapeutic procedures and is used in conjunction with angiography. Unlike angiography, which depicts a silhouette of the lumen, IVUS displays continuous real-time longitudinal and cross-sectional perspectives of the artery. Historically, IVUS users have had to manually draw lumen and vessel borders to directly measure lumen dimensions and cross-sectional area. In addition to luminal measurements, IVUS imaging of soft plaque within the arterial wall enables the characterization of plaque size, distribution and composition. IVUS can also provide measurements of artery and lesion length and improve accuracy of stent deployment. Today, IVUS is used in conjunction with diagnostic angiography prior to percutaneous intervention to assess the artery and determine the appropriate therapy and after therapy to assess the result. IVUS is used in both coronary and peripheral artery percutaneous interventions as well as for structural heart disease.

Based on internal estimates, we believe that limitations of conventional IVUS hindered its market penetration in PCIs to approximately 12% of U.S. procedures in 2006 despite the benefits of IVUS technology. These limitations include the following: grayscale imaging; limited plaque compositional information, such as calcium and soft plaque identification; lack of IVUS image synchronization with angiographic images; lack of IVUS integration into the cath lab; limited reimbursement; additional procedure time; and physician training required to gain proficiency using IVUS.

FM pressure and flow guide wires are used in the coronary arteries to assess the need for the implantation of drug-eluting stents. Historically, the low cost of bare metal stents, limited reimbursement, lack of percutaneous interventional treatment of complex CAD and lack of cath lab integration have limited market penetration of FM to less than 1% of PCIs in the United States.

Recent clinical data indicate higher rates of thrombosis, which could lead to heart attacks or death, in patients who received drug-eluting stents when compared to patients who received bare metal stents. As a result of this clinical data, the use of bare metal stents has reportedly increased, and the use of drug-eluting stents has correspondingly decreased. In addition, at the EuroPCR medical conference in May 2006, Dr. Renu Vermani indicated that three of the five major causes of late stent thrombosis in drug-eluting stents are due to improper placement of stents. These improper stent placements are characterized as follows:

•	stent malapposition, or improper expansion, resulting in the stent not resting against the arterial wall;

•	placing the stent in necrotic core plaque; and

•	placing the stent in the ostium, or artery opening, or covering an arterial bifurcation, or where an artery divides into two.

Additionally, recently published clinical data has shown non-use of IVUS correlates with higher thrombosis rates in patients receiving drug-eluting stents. In bare metal stent cases, numerous studies have shown statistically lower clinical event rates when IVUS is used to place the stent. IVUS allows physicians to visualize arterial anatomy, better facilitate stent placement and confirm the accuracy of stent positioning post-stent placement. In addition, we believe there is increased evidence that IVUS and functional flow reserve, or FFR, help physicians confirm the need for stents and complement the use of angiography to guide and promote improved stenting techniques.

Our Strategy

We offer a broad suite of IVUS and FM products that we believe enhance the percutaneous interventional diagnosis and treatment of vascular and structural heart disease by improving the efficiency and efficacy of existing percutaneous interventional procedures and by enabling important new therapeutic solutions. We believe that the clinical information provided by our products improves the diagnosis and treatment of vascular disease by aiding interventionalists in identifying diseased arteries, selecting a course of treatment, positioning a therapeutic device, treating diseased sites and assessing treatment results. Our technologies represent important advancements in the ongoing trend towards percutaneous interventional therapeutic procedures in the cath lab and provide substantial, clinically important improvements and cost efficiencies over existing methods. Our products seek to deliver all of the benefits associated with conventional IVUS and FM devices, while providing enhanced functionality and proprietary features that address the limitations associated with conventional forms of these technologies.

•	Accelerating the trend towards less invasive procedures. Four major trends are driving the demand for less invasive cardiovascular procedures: improved non-invasive diagnostic and therapeutic techniques; cost-containment pressures from payors; increasing incidence of vascular and structural heart disease; and patient demand for less invasive procedures which require shorter hospital stays and allow more rapid recovery. This shift to less invasive procedures requires diagnostic modalities that can provide more comprehensive clinical information than angiography. Our IVUS products offer continuous, real-time three-dimensional imaging, plaque visualization, color-coded identification of plaque composition, and automatic drawing of lumen and vessel borders allowing for automatic vessel sizing. Our FM products offer physicians a simple pressure and flow based method to determine whether stenting or additional percutaneous intervention is required. We believe our combination of IVUS enhancements and functional assessment is instrumental in facilitating less invasive procedures.

•	Improving the diagnosis of cardiovascular disease. We believe our VH IVUS products will significantly improve the diagnosis of cardiovascular disease by addressing the limitations of diagnostic angiography. Interim data from our PROSPECT trial, in conjunction with Abbott Vascular, indicated that our VH IVUS technology is able to identify lesions requiring stenting that were not detected by diagnostic angiography and, in 35% of patients, lesions with characteristics of vulnerable plaque. Our ongoing VH Registry is exploring the correlation of plaque characteristics with patient demographics, clinical presentation and cardiac risk factors, which in conjunction with the PROSPECT data we believe will allow clinicians to identify patients and lesions at risk for future adverse coronary vascular system events.

•	Improving the outcomes of percutaneous interventional procedures. A key determinant of positive therapeutic results in percutaneous interventions is having sufficient information about the plaque or lesions. Inadequate or imprecise sizing and anatomical information can result in incorrect stent selection, incomplete stent apposition to the arterial wall, asymmetric expansion of the stent, incorrect geographical deployment relative to the lesion, and dissection of the arterial wall. Clinical data has shown that use of IVUS and FM in conjunction with angiography during percutaneous interventional procedures can result in better outcomes. Numerous studies have shown the acute and long-term benefits of IVUS guidance in stent deployment. For example, studies have demonstrated that physicians change their percutaneous interventional strategies in 20% to 40% of cases and that 50% of stent deployment issues detected by IVUS are not visible by angiography. Additionally, we believe the information that our IVUS products provide will become increasingly important with the focus on the thrombosis safety risks of drug-eluting stents and on increasing awareness of the importance of correct stent deployment to improve safety. We believe our products, enabled with novel technological enhancements, provide clinically significant information that improves the outcomes of current and increasingly complex percutaneous interventional procedures.

•	Enabling new procedures to treat CAD, PAD and structural heart disease. Current treatment of a number of vascular and structural heart diseases, including coronary, peripheral and carotid artery disease and atrial fibrillation, a heart rhythm disorder involving a rapid heart rate in which the upper chambers, or atria, are stimulated to contract in a disorganized and abnormal manner, is limited by conventional catheter-based techniques and angiography. Today, many patients with these diseases are prescribed drug therapy or referred to invasive surgical procedures because of the difficulty in diagnosing and treating percutaneously. In addition, physicians today cannot diagnose and therefore treat vulnerable plaque. Because our technologies address many of these current limitations, we believe our products provide the potential to enable these diseases to be diagnosed and optimally treated percutaneously.

•	Improving ease of use of IVUS technologies to drive market adoption. Developing the expertise required to perform percutaneous interventional procedures typically requires advanced training beyond that required to become a specialist physician. Additionally, in order to use conventional IVUS products, physicians require comprehensive training to operate the system, interpret the images and manually draw lumen and vessel borders within the IVUS grayscale images, which has hindered market adoption. We believe our products, especially our recent IVUS product enhancements such as automatic real-time drawing of lumen and vessel borders, automatic vessel sizing, and color-coded identification of plaque composition, allow doctors to use IVUS with less training while still providing substantially more and better information. Our products also help physicians to conduct increasingly complex percutaneous procedures.

•	Decreasing the number of interventional devices used per procedure and optimizing their usage. Our IVUS and FM products have the potential to reduce the number of devices deployed thereby lowering treatment costs. IVUS provides the interventionalist the information to optimize stent sizing and placement. This can help eliminate the need for additional stents or the use of accessory products like balloons to correct for inaccurate stent deployment and apposition issues. In addition, FM products offer the opportunity to physiologically assess lesion severity and determine whether expensive drug-eluting stents are needed, and we believe can be used to appropriately rationalize use of drug-eluting stents only in flow-limiting lesions. Additionally, by adding imaging capability to therapeutic devices as is planned with our image guided therapy products, the number of products can be reduced and their use can be optimized.

Our goal is to establish our IVUS and FM products as the standard of care for percutaneous interventional diagnostic and therapeutic procedures. The key elements of our strategy for achieving this goal are to:

•	Increase market share in existing IVUS and FM markets. We continue to introduce product enhancements to meet physicians’ needs for improved visualization, characterization, and ease of use. We believe these enhancements make our products easier to use than competing products while providing substantially more and better information to improve procedural outcomes, thereby driving greater usage of our IVUS and FM products within the existing percutaneous interventional market.

•	Increase IVUS and FM adoption rates. Given the relatively low current U.S. and European adoption rate of IVUS, a significant opportunity for growth lies in expanding usage of IVUS by interventionalists. We are working on three strategies to increase penetration. First, we have addressed limitations of conventional IVUS such as difficulty in use, lack of automation and grayscale imaging by developing technologies and introducing features such as automatic real-time drawing of lumen and vessel borders, color-coded identification of plaque composition, and automatic vessel sizing. Second, we developed PC-based IVUS and FM consoles that can be integrated easily into cath labs, thereby making it easier for physicians to adopt and use our products. Third, we have pursued collaborations such as our agreement with General Electric Medical Systems Scs, or GE, in which our integrated IVUS products are required to be included on all of GE’s initial quotes for cardiovascular and interventional radiology systems.

•	Leverage our installed base to drive single-procedure disposable device revenues. As of June 30, 2007, we had a worldwide installed base of over 2,000 IVUS consoles and over 700 FM consoles. We intend to grow and leverage this installed base to drive recurring sales of our single-procedure disposable catheters and guide wires. With the commercial launch of the s5 family of IVUS consoles, we expect to continue to grow our worldwide installed base of consoles and increase our recurring revenue stream from sales of our single-procedure disposable products to our installed base.

•	Develop clinical applications for and utilization of our technology in new markets. We plan to leverage our current technology to expand into new markets and increase clinical applications through clinical studies, conducted by us or with companies such as Abbott Vascular and GlaxoSmithKline, or GSK. We have several programs underway to expand the use of our technology in percutaneous interventional procedures and drug studies. These include (1) establishing the use of our IVUS products in combination with diagnostic angiography, (2) developing the capability to determine optimal treatment options for those patients who have stents placed and are on anti-platelet drug therapy, (3) developing technology supported by clinical data to diagnose and guide treatment of vulnerable plaque and carotid artery disease,

(4) developing a family of intracardiac echo products based on our existing technologies to improve treatments of structural heart disease, (5) integrating the imaging capability of IVUS with coronary and peripheral therapeutic devices, and (6) using our current technologies in on-going or planned drug studies conducted by pharmaceutical and biotechnology companies.

•	Enhance product capabilities and introduce new products through collaborations or acquisitions. We have a successful track record of acquiring and licensing technologies and collaborating with third parties to create synergistic product offerings. For instance, we licensed from The Cleveland Clinic Foundation the VH IVUS technology that now forms the core of our ability to determine the composition of plaque and acquired from Philips the intellectual property rights allowing us to develop our Revolution rotational catheter. In addition, we have entered into relationships with companies that incorporate our technology into their products, such as Medtronic’s Pioneer re-entry device. Given our manufacturing, research and development, and global distribution capabilities, we believe there will be additional opportunities to leverage these capabilities through technology or company acquisitions as well as collaborations.

•	Improve manufacturing efficiencies and reduce costs to improve margins. We believe that by moving to PC-based consoles and improving our manufacturing processes through increased automation and design improvements, we will be able to continue to reduce the cost to manufacture our consoles and single-procedure disposable products.

•	Continue to expand and protect our intellectual property position. As of June 30, 2007, we had a broad portfolio of 186 owned or licensed U.S. and international patents and 121 applications for owned or licensed patents. We intend to continue to expand our intellectual property position to protect the design and use of our products, principally in the areas of IVUS and FM for the diagnosis and guidance of treatment of vascular and structural heart disease.

Our Products

Our products include IVUS and FM consoles, IVUS catheters, FM guide wires and advanced functionality options. Our consoles are marketed as stand-alone units or units that can be integrated into the cath lab. We market the integrated cath lab version of these consoles and advanced functionality options as part of our vfusion cath lab integration initiative. Our s5i console is made up of components that can be customized to each cath lab’s specifications and integrated into virtually any cath lab. Our s5i GE Innova IVUS console is specifically designed and manufactured for GE to integrate into GE’s Innova cath labs. With the commercialization of our s5i and s5i GE Innova IVUS consoles and upon the commercialization of other new products and technologies, our vfusion offering will include cath lab-integrated IVUS and FM capabilities, real-time VH IVUS functionality with color-coded identification of plaque composition and automatic real-time drawing of lumen and vessel borders. Our vfusion offering will also support IVUS integrated with other interventional devices, such as Medtronic’s Pioneer re-entry device, used to cross lesions that are completely blocked. The significantly expanded functionality of our vfusion offering will allow for networking of patient information, control of IVUS and FM information at both the operating table and in the cath lab control room, as well as the capability for images to be displayed on standard cath lab monitors. We expect to continue to develop new products and technologies to expand our vfusion offering.

Our IVUS Products

Consoles

We design, develop, manufacture and commercialize consoles that are proprietary, high-speed electronic systems that process the signals received from our IVUS catheters. These consoles generate high-resolution images which can be displayed on a monitor and can be permanently stored on the system or another medium. We have a family of consoles including our IVUS In-Vision Gold, or IVG, and the new PC-based s5. The s5 family of consoles, which became our primary console following its full commercial launch, is substantiality smaller, lighter and less expensive to manufacture, and has enhanced functionality. The s5 family has four different models:

s5:  This portable and mobile console is the lightest product on the market, and we believe it has the simplest and easiest user interface. The s5 weighs 95 pounds compared to greater than 300 pounds for our IVUS IVG console and Boston Scientific’s Galaxy.

s5i:  This console is made up of components that can be customized to each cath lab’s specifications and integrated into virtually any cath lab while retaining the full functionality of the s5. When the s5i is integrated into the cath lab, it works seamlessly with the workflow of the cath lab in terms of manipulating and archiving patient images and data.

s5i GE Innova IVUS:  This console is designed and manufactured to be integrated into GE’s Innova cath labs. It is made up of the same components and functionality of an s5i for customization with each cath lab’s specifications. Additionally, GE’s Innova system has a touch screen controller that is located on the cath lab patient table to control the functions of the cath lab, including our IVUS functionality.

s5 and s5i with FFR:  These consoles are identical to the s5 and s5i, except that they also include the functionality to measure pressure and FFR.

Catheters

Our single-procedure disposable catheters only operate and interface with our family of IVUS consoles. We are the only company that offers both phased array and rotational catheters following the commercial launch in the third quarter of 2006 of our Revolution rotational IVUS catheter. We believe this will allow us to meet the needs of a greater number of physicians than our competitors. Each phased array IVUS catheter contains a cylindrical transducer array with 64 elements capable of separately sending and receiving signals. Our 45 MHz Revolution rotational catheter is the highest frequency catheter on the market and we believe it offers better resolution in the area close to the end of the catheter, or near-field, than competitive rotational catheters. The Revolution develops images by rotating a single transducer element inside the tip of the catheter using a flexible torque cable. Our Eagle Eye Gold, Visions PV .018, Visions PV 8.2 and Revolution catheters vary in their principal use, frequencies, shaft sizes, shaft lengths, guide wire compatibility and distal tip lengths. These differences allow for the use of different catheters in various portions of the vascular system.

Advanced Functionality

Our IVUS products incorporate key features that add valuable clinical functionality addressing a number of the historical limitations of conventional IVUS and we intend to incorporate additional functionality in the future. Our IVUS products now incorporate ChromaFlo and VH IVUS which contains in vivo color-coded identification of plaque composition and automatic drawing of lumen and vessel borders.

ChromaFlo.  Angiography alone does not always identify malapposed stents because the contrast injection that makes the lumen visible on x-ray can flow inside the stent, and in between the stent and vessel wall. When this occurs, the stent struts are too small to compete with the dark lumen of the x-ray, leaving the two dimensional image inconclusive or misleading. ChromaFlo stent apposition analysis uses sequential IVUS frames to differentiate circulating blood from stationary or anchored tissue, and when enabled, highlights moving blood in orange. ChromaFlo is particularly important when assessing stent placement as the detailed cross-sectional image clearly identifies moving blood inside and outside of the stent lumen, prompting physicians in many cases to expand the stent until all of the orange colored blood appears inside of the stent lumen.

VH IVUS.  Conventional IVUS allows the visualization of atherosclerotic plaque. However, in standard IVUS grayscale images, calcified regions of plaque and dense fibrous components generally reflect ultrasound energy well and thus appear bright and homogeneous. Conversely, regions of low echo reflectance are usually labeled as soft or mixed plaque. However, the visual interpretation is limited and does not allow qualitative and quantitative real-time assessment of plaque composition. This makes reading IVUS images difficult, drawing lumen and vessel borders cumbersome and identifying vulnerable plaque not possible. Our VH IVUS product allows for the first time, easy to read and interpret IVUS images with color-coded identification of plaque types. Additionally, a key element of the VH IVUS product is the capability to provide automatic drawing of lumen and vessel borders. This feature enables automated vessel sizing, which makes it easier and faster to use our IVUS products. Finally, our VH IVUS functionality offers the potential to identify vulnerable plaque alone or in conjunction with other techniques.

The following table summarizes our recent and anticipated upcoming IVUS related product launches:

	Expected	Expected	Expected
	European	U.S.	Japanese
Product	Launch Date	Launch Date	Launch Date

Consoles
s5 grayscale	Launched	Launched	Launched
s5 with VH IVUS	Launched	Launched	Launched
s5i with VH IVUS	Launched	Launched	Launched
s5i GE Innova IVUS with VH IVUS	Launched	Launched	—
s5 and s5i with FFR	1H 2008	1H 2008	2H 2008
Catheters
Revolution on IVG consoles	Launched	Launched	2H 2007
Revolution on s5 family of consoles	1H 2008	1H 2008	2H 2008
Revolution supporting VH IVUS on s5	2H 2008	2H 2008	1H 2009
IVUS Guided Balloon	1H 2009	2H 2009	2H 2010

Our FM Products

Our FM products consist of pressure and flow consoles and single-procedure disposable pressure and flow guide wires. We believe we are the only company that offers a full line of pressure and flow guide wires as well as a guide wire that can measure both pressure and flow. Our consoles are mobile, proprietary and high speed electronic systems with different functionalities and sizes designed and manufactured to process the signals received from only our guide wires.

Product Expansion

Our Vulnerable Plaque Products and Technology

We have accumulated a portfolio of patent protected technologies and products for the identification of vulnerable plaque including IVUS, VH IVUS tissue characterization, IVUS palpography, and elastography. IVUS palpography and elastography involve measuring the strain of the lumen and the plaque respectively with ultrasound signals gained during different cardiac cycles. We have developed fully functional working devices for each of these technologies and have used them all in clinical studies. At this time, our focus is on our IVUS base of technologies to identify and risk stratify vulnerable plaque with other patient related information that is readily available. With our IVUS and FM technologies we have been able to clinically demonstrate that we can identify many of the characteristics and locations of vulnerable plaque. We are in the process of conducting numerous clinical studies to correlate vulnerable plaque to its clinical significance and risk.

Intra-Cardiac Echocardiography

We have identified Intra-Cardiac Echocardiography, or ICE, as a field in which ultrasound can provide meaningful benefit to interventionalists performing certain intra-cardiac procedures. ICE is closely related to IVUS in terms of both technology and markets. While IVUS utilizes ultrasound to provide images of the vessel wall from within the vasculature and guide intravascular procedures, ICE utilizes ultrasound to image and measure structures inside the chambers of the heart from within the heart or its major vessels, and guide intra-cardiac procedures performed by interventional cardiologists and by electrophysiologists. Important procedures where ICE is used to guide intervention include closure of septal wall defects, and mapping and ablation of cardiac arrhythmias.

IVUS Guided Therapies

As more procedures move to percutaneous interventional approaches, there is an opportunity to integrate the imaging capability of IVUS with coronary and peripheral therapeutic devices. Many such devices have been developed and tested including IVUS guided chronic total occlusion re-entry devices, balloons, stents, and cell or drug delivery systems for angiogenesis, or the proliferation of blood vessels, and myogenesis, or the proliferation of heart tissue. We currently have a commercial relationship with Medtronic in which we provide them with IVUS imaging components that are incorporated onto their Pioneer chronic total occlusion re-entry device for peripheral artery applications. In addition, we are developing IVUS guided therapy products that, if commercialized, will further expand and differentiate our product offering, drive IVUS utilization and enable us to participate in large endovascular market opportunities, including the market for coronary and peripheral bare metal stents and balloons.

IVUS can also be integrated with and guide leads for implantable cardiac rhythm management devices, percutaneous valves, abdominal aortic aneurysm grafts, plaque ablation or excision devices, inferior vena cava filters, and thrombectomy devices. Additionally, there are opportunities to extend the utility of the pressure and flow guide wires into different electrophysiology applications and structural heart disease assessments.

Clinical Program

We have pursued a clinical development strategy of using FDA-cleared IVUS products to be at the forefront in demonstrating utility in markets into which we are attempting to increase penetration or which we intend to develop as new markets. These markets include stent placement and optimization, vulnerable plaque detection and therapy guidance in the coronary and carotid arteries. Our clinical studies are generally post-marketing studies conducted to provide data regarding diagnostic effectiveness and disease treatment outcomes. These studies often collect acute, procedural, safety and long-term efficacy data. They include randomized prospective studies, registries and single-center studies. The goal of our vulnerable plaque clinical program is to identify, risk assess, and guide percutaneous interventional and pharmacologic, or relating to the study of drugs, their sources, their nature and their properties, treatments of vulnerable plaque in the coronary and carotid arteries.

The following is a summary of our current ongoing and significant completed clinical studies:

Study	Indication	Study Design	Status	Collaborator(s)

ADAPT (US/Europe)	Study of the optimal placement of drug eluting stents and optimal anti-platelet therapy	11,000 patient, multi-center study of drug- eluting stent placement and stent thrombosis with a 3,000 patient IVUS sub-study	Enrollment to begin in October 2007	Cardiovascular Research Foundation (CRF), Abbott Vascular, Boston Scientific and Johnson & Johnson
PROSPECT (US/Europe)	Natural history study of plaque to investigate non-flow obstructing lesions with an increased risk for future coronary events	700 patient, multi-center study of acute coronary syndrome patients with single or double CAD; non- randomized	Enrollment completed, follow up ongoing; interim baseline data from the first 250 patients was presented in October 2006	Abbott Vascular
Volcano VH Registry (Worldwide)	Study of correlation of coronary plaque characteristics with patient demographics, clinical presentation and cardiac risk factors	3,000 patient, non-randomized prospective, multi- center, global, registry imaging study	Enrollment completed, analysis of data in progress; interim data on first 990 patients presented in October 2006; publications planned for 2H 2007	—
IBIS-2 (Europe)	Estimate the effect on the novel GSK Lp-PLA(2) inhibitor on circulatory biomarkers and coronary plaque biomechanical properties as well as endothelial dysfunction, coronary plaque volume and composition with IVUS grayscale palpography and VH IVUS	300 patient, randomized, placebo-controlled, parallel-group, one year treatment study	Enrollment completed, one year follow up completed; presentation of data expected 1H 2008	GlaxoSmithKline

CAPITAL (US)	Evaluate the prevalence and correlation of the data provided by IVUS grayscale and VH IVUS, such as plaque components, quantities, configurations and location, to patient demographics, clinical presentation and risk factors for carotid artery disease	30 patient, single-center study	Enrollment completed; analysis of data completed and publication expected 2H 2007	Arizona Heart Institute

Recent Operating Results

On October 9, 2007, we reported certain unaudited financial results for the third quarter ended September 30, 2007. For the three and nine months ended September 30, 2007, we generated worldwide revenues of $31.5 million and $90.6 million, respectively. As of the date of this prospectus supplement, our unaudited financial statements for the three and nine months ended September 30, 2007 have not yet been completed and the financial results discussed in this paragraph are subject to change.

Risks Associated With Our Business

Our business is subject to numerous risks, as more fully described in the section entitled “Risk Factors.” We may be unable, for many reasons, including those that are beyond our control, to implement our current business strategy. We are dependent on the success of our IVUS consoles and single-procedure disposable catheters and cannot be certain that our products will achieve the broad acceptance necessary to develop a sustainable, profitable business. We expect that domestic and international sales of our IVUS products will continue to account for a substantial portion of our revenue for the foreseeable future. It is difficult to predict the future growth rate or size of the market for IVUS technology. The success of our current business strategy and our near-term and long-term viability will depend on our ability to execute successfully on existing strategic collaborations and to establish new strategic collaborations. Our products are subject to rigorous regulation by the U.S. Food and Drug Administration and numerous other Federal, state and foreign governmental authorities. Our failure to comply with such regulations could lead to the imposition of civil or criminal sanctions, including injunctions, suspensions or loss of regulatory approvals, product recalls, termination of distribution, product seizures, civil or criminal penalties, and exclusion of our products from reimbursement by Medicare, Medicaid, and other federal programs.

Corporate Information

We were incorporated in Delaware in January 2000 as Cardiotechnology, Inc. We changed our name to Volcano Therapeutics, Inc. in April 2000 and to Volcano Corporation in October 2004. Our principal executive offices are located at 2870 Kilgore Road, Rancho Cordova, California 95670. Our telephone number is (800) 228-4728. Our website is located at www.volcanocorp.com. The information found on, or accessible through, our website is not a part of this prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us” and “our” refer to Volcano Corporation, a Delaware corporation, and its subsidiaries, unless the context otherwise requires. We currently have registered trademarks for Volcano®, the Volcano logo, Avanar®, ChromaFlo®, Eagle Eye®, FloMap®, Visions®, Revolution®, ComboWire®, SmartMap®, ComboMap®, SmartWire®, FloWire®, Trak Back®, and WaveWire®, among others, and are in the process of registering certain other of our trademarks with the U.S. Patent and Trademark Office including, but not limited to, Safe and Sound, vfusion Powered by Volcanotm, vfusiontm, AIMtm, Virtual Histologytm, and VHtm. We also register certain trademarks, tradenames and service marks in countries outside of the United States. All other trademarks, tradenames and service marks included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus, are the property of their respective owners.

The Offering

Common stock we are offering	7,000,000 shares

Common stock to be outstanding immediately following this offering	45,630,944 shares

Use of proceeds	We intend to use the net proceeds from this offering to expand sales and marketing initiatives to support the ongoing commercialization of our products, fund research and development activities and for general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire and invest in complementary products, technologies or businesses. See “Use of Proceeds.”

Nasdaq Global Market symbol	VOLC

The number of shares of common stock that will be outstanding after this offering is based on 38,630,944 shares outstanding as of June 30, 2007 and excludes:

•	4,977,640 shares of common stock issuable upon the exercise of all options outstanding under our 2000 Long Term Incentive Plan, or our 2000 Plan, and our 2005 Equity Compensation Plan, or our 2005 Plan, with a weighted-average exercise price of $7.16 per share;

•	500,000 shares of common stock reserved for future issuance under our 2007 Employee Stock Purchase Plan, or our 2007 Purchase Plan;

•	127,400 shares of common stock issuable upon the exercise of all outstanding warrants with a weighted-average exercise price of $3.30 per share; and

•	4,616,983 shares of common stock reserved for future issuance under our 2005 Plan.

Unless otherwise indicated, all information in this prospectus assumes the underwriters do not exercise their over-allotment option.

Summary Consolidated Financial Data

The summary consolidated financial data set forth below are derived from our consolidated financial statements. The consolidated statement of operations data for the years ended December 31, 2004, 2005 and 2006 are derived from our audited consolidated financial statements for those periods, which are incorporated by reference into this prospectus supplement and the accompanying prospectus. The consolidated statement of operations data for the six months ended June 30, 2006 and 2007, and the consolidated balance sheet data as of June 30, 2007 are derived from our unaudited consolidated financial statements which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

This information is only a summary. You should read it in conjunction with our historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual reports, quarterly reports and other information on file with the Securities and Exchange Commission, or SEC, incorporated by reference in this prospectus supplement and the accompanying prospectus. For more details on how you can obtain our SEC reports and other information, you should read the section of the accompanying prospectus entitled “Where You Can Find Additional Information”. Our results of operations for an historical period are not necessarily indicative of results of operations for any future period. The as adjusted balance sheet data gives effect to the sale by us of 7,000,000 shares of our common stock in this offering at a public offering price of $16.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Years Ended December 31,					Six Months Ended June 30,
	2002	2003	2004	2005	2006	2006	2007
	(in thousands, except per share data)

Consolidated Statement of Operations Data:
Revenues	$—	$23,463	$61,098	$91,900	$103,048	$45,735	$59,131
Cost of revenues	—	14,524	29,860	47,843	41,715	19,688	23,181

Gross profit	—	8,939	31,238	44,057	61,333	26,047	35,950
Operating expenses:
Selling, general and administrative	2,341	13,880	30,374	35,365	47,614	23,258	28,266
Research and development	4,112	8,064	9,800	15,119	16,923	8,870	10,404
Amortization of intangibles	64	1,571	2,929	3,052	3,117	1,551	1,562

Total operating expenses	6,517	23,515	43,103	53,536	67,654	33,679	40,232

Operating loss	(6,517)	(14,576)	(11,865)	(9,479)	(6,321)	(7,632)	(4,282)
Interest expense	(46)	(565)	(4,784)	(5,311)	(4,013)	(3,766)	(161)
Interest and other income (expense), net	227	50	495	(401)	2,029	880	2,630

Loss before provision for income taxes	(6,336)	(15,091)	(16,154)	(15,191)	(8,305)	(10,518)	(1,813)
Provision for income taxes	1	10	37	70	298	19	368

Net loss	$(6,337)	$(15,101)	$(16,191)	$(15,261)	$(8,603)	$(10,537)	$(2,181)

Net loss per share—basic and diluted	$(2.05)	$(4.56)	$(2.57)	$(2.28)	$(0.41)	$(1.24)	$(0.06)

Weighted-average shares outstanding—basic and diluted	3,087	3,312	6,291	6,693	21,113	8,493	38,202

	As of June 30, 2007
	Actual	As adjusted
	(in thousands)

Balance Sheet Data
Cash and cash equivalents plus short-term available-for-sale investments	$96,870	$203,580
Working capital	109,934	216,643
Intangible assets, net	10,522	10,522
Total assets	160,399	267,108
Long-term debt, including current maturities	1,571	1,571
Total stockholders’ equity	131,067	237,776

RISK FACTORS

An investment in our common stock offered by this prospectus involves a substantial risk of loss. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to purchase shares of our common stock. We believe the risks and uncertainties described below are the most significant we face. The occurrence of any of the following risks could harm our business. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations. You should also refer to the other information contained in this prospectus supplement and the accompanying prospectus or incorporated by reference, including our financial statements and the notes to those statements and the information set forth under the caption “Forward-Looking Statements.”

Risks Related to Our Business and Industry

We are dependent on the success of our IVUS consoles and catheters and cannot be certain that our products will achieve the broad acceptance necessary to develop a sustainable, profitable business.

Our revenues are primarily derived from sales of our intravascular ultrasound, or IVUS, products, which include our consoles and our single-procedure disposable catheters. We expect that sales of our IVUS products will continue to account for substantially all of our revenues for the foreseeable future. IVUS technology is widely used for determining the placement of stents in patients with coronary disease in Japan, where we believe, based on internal estimates, the procedure penetration rate was over 60% in 2006. By contrast, the penetration rate in the United States for the same type of procedure was approximately 12% in 2006. It is difficult to predict the penetration and future growth rate or size of the market for IVUS technology. The expansion of the IVUS market depends on a number of factors, such as:

•	physicians accepting the benefits of the use of IVUS in conjunction with angiography;

•	physician experience with IVUS products;

•	the availability of, and physicians’ willingness to participate in, training required to gain proficiency in the use of IVUS products;

•	the additional procedure time required for use of IVUS;

•	perceived risks generally associated with the use of new products and procedures;

•	the availability of alternative treatments or procedures that are perceived to be or are more effective, safer, easier to use or less costly than IVUS technology;

•	availability of adequate reimbursement; and

•	marketing efforts and publicity regarding IVUS technology.

Even if IVUS technology gains wide market acceptance, our IVUS products may not adequately address market requirements and may not continue to gain market acceptance among physicians, healthcare payors and the medical community due to factors such as:

•	the lack of perceived benefits of information on plaque composition available to the physician through use of our IVUS products, including the ability to identify calcified and other forms of plaque;

•	the actual and perceived ease of use of our IVUS products;

•	the quality of the images rendered by our IVUS products;

•	the cost, performance, benefits and reliability of our IVUS products relative to the products and services offered by our competitors;

•	the lack of perceived benefit of integration of our IVUS products into the cath lab; and

•	the extent and timing of technological advances.

If IVUS technology generally, or our IVUS products specifically, do not gain wide market acceptance, we may not be able to achieve our anticipated growth, revenues or profitability and our results of operations would suffer.

We have a limited operating history, have incurred significant operating losses since inception and cannot assure you that we will achieve profitability.

We were formed in January 2000 and until 2003 were a development stage company substantially devoted to the research and development of tools designed to diagnose vulnerable plaque. In July 2003, we acquired substantially all of the assets related to the IVUS and functional measurement, or FM, product lines from Jomed, Inc., or the Jomed Acquisition, and commenced the manufacturing, sale and distribution of IVUS and FM products. We have yet to demonstrate that we have sufficient revenues to become a sustainable, profitable business. Even if we do achieve significant revenues, we expect our operating expenses will increase as we expand our business to meet anticipated growing demand for our products and as we devote resources to our sales, marketing and research and development activities. If we are unable to reduce our cost of revenues and our operating expenses, we may not achieve profitability. As of June 30, 2007, we had an accumulated deficit of $66.2 million. We expect to experience quarterly fluctuations in our revenues due to the timing of capital purchases by our customers and to a lesser degree the seasonality of disposable consumption by our customers and our expenses as we make future investments in research and development, selling and marketing and general and administrative activities that will cause us to experience variability in our reported earnings and losses in future periods. Failure to achieve and sustain profitability would negatively impact the market price of our common stock.

If the clinical studies that we sponsor or co-sponsor are unsuccessful, or clinical data from studies conducted by other industry participants are negative, we may not be able to develop or increase penetration in identified markets and our business prospects may suffer.

We sponsor or co-sponsor several clinical studies to demonstrate the benefits of our products in current markets where we are trying to increase use of our products and in new markets. Implementing a study is time consuming and expensive, and the outcome is uncertain. The completion of any of these studies may be delayed or halted for numerous reasons, including, but not limited to, the following:

•	the U.S. Food and Drug Administration, or the FDA, institutional review boards or other regulatory authorities do not approve a clinical study protocol or place a clinical study on hold;

•	patients do not enroll in a clinical study or are not followed-up at the expected rate;

•	patients experience adverse side effects, including adverse side effects to our or a co-sponsor’s drug candidate or device;

•	patients die during a clinical study for a variety of reasons that may or may not be related to our products, including the advanced stage of their disease and medical problems;

•	third-party clinical investigators do not perform the clinical studies on the anticipated schedule or consistent with the clinical study protocol and good clinical practices, or other third-party organizations do not perform data collection and analysis in a timely or accurate manner;

•	our co-sponsors do not perform their obligations in relation to the clinical study or terminate the study;

•	regulatory inspections of manufacturing facilities, which may, among other things, require us or a co-sponsor to undertake corrective action or suspend the clinical studies;

•	changes in governmental regulations or administrative actions; and

•	the interim results of the clinical study are inconclusive or negative; and the study design, although approved and completed, is inadequate to demonstrate safety and efficacy.

Some of the studies that we co-sponsor are designed to study the efficacy of a third-party’s drug candidate or device. Such studies are designed and controlled by the third-party and the results of such studies will largely depend upon the success of the third-party’s drug candidate or device. These studies may be terminated before completion for reasons beyond our control such as adverse events associated with a third-party drug candidate or device. A failure in such a study may have an adverse impact on our business by either the attribution of the study’s failure to our technology or our inability to leverage publicity for proper functionality of our products as part of a failed study.

Clinical studies may require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. For example, our Volcano VH Registry has enrolled over 3,000 patients and the ADAPT study has a projected enrollment of 11,000 patients. Patient enrollment in clinical studies and completion of patient follow-up depend on many factors, including the size of the patient population, the study protocol, the proximity of patients to clinical sites, eligibility criteria for the study and patient compliance. For example, patients may be discouraged from enrolling in our clinical studies if the applicable protocol requires them to undergo extensive post-treatment procedures or if they are persuaded to participate in different contemporaneous studies conducted by other parties. Delays in patient enrollment or failure of patients to continue to participate in a study may result in an increase in costs, delays or the failure of the study. Such events may have a negative impact on our business by making it difficult to penetrate or expand certain identified markets. Further, if we are forced to contribute greater financial and clinical resources to a study, valuable resources will be diverted from other areas of our business.

Negative results from clinical studies conducted by other industry participants could harm our results. For example, recently the number of PCI procedures declined due to concerns attributed to late stent thrombosis and the long-term efficacy of drug-eluting stents. If the number of PCI procedures declines, the need for IVUS procedures could also decline and our business prospects may suffer.

If we are unable to identify the plaque that is most likely to rupture and cause a coronary event we may not be able to develop a market for our vulnerable plaque products or expand the market for existing products.

We are utilizing substantial resources toward developing technologies to aid in the identification, diagnosis and treatment of the plaque that is most likely to rupture and cause a coronary event, or vulnerable plaque. To date, a connection between ruptured plaque and coronary events has been shown in post-mortem studies, hypothetical models and certain statistical analyses. However, no technology has been proven in clinical trials to identify, prior to the occurrence of a coronary event, the plaque that is most likely to rupture and cause such an event. If we are unable to develop products or technologies that can identify which plaques are likely to rupture and cause a coronary event, a market for products to identify vulnerable plaque may not materialize and our business may suffer.

If sponsorship of the PROSPECT study is delayed or stopped, our ongoing and future business may be negatively affected because of the potential inability to obtain useful clinical data or increased costs and delays in completing the study.

We sponsor PROSPECT, a natural history study of plaque, with Abbott Vascular, a division of Abbott Laboratories. Pursuant to the terms of our collaboration agreement with Abbott Vascular, either party may terminate the agreement without cause upon 60 days notice. Abbott Vascular, or if sponsorship of the study is transferred by Abbott Vascular, a new collaborator may elect to delay or stop the PROSPECT study prematurely, causing a disruption in gathering clinical data related to vulnerable plaque or limiting the number of patients enrolled. If we chose to continue the study without a collaborator, we would also have additional financial burdens. If we are unable to access the clinical data generated prior to termination, we may have to restart the study which would increase our financial burden and delay the timing of obtaining useful clinical data from the study. In the event that PROSPECT does not result in usable data and we are unable to prove a causal connection between vulnerable plaque and coronary events, the market for our vulnerable plaque products may not materialize. If we have to assume more of the financial burden of this clinical study, we would divert valuable financial and clinical resources from other areas of our business.

Competition from companies that have longer operating histories and greater resources than us may harm our business.

The medical device industry, including the market for IVUS products, is highly competitive, subject to rapid technological change and significantly affected by new product introductions and market activities of other participants. As a result, even if the size of the markets in which we compete, including the IVUS market, increases, we can make no assurance that our revenues will increase. In addition, as the markets for medical devices, including IVUS products, develop, additional competitors could enter the market. To compete effectively, we will need to continue to demonstrate that our products are attractive alternatives to other devices and treatments. We believe that our continued success depends on our ability to:

•	innovate and maintain scientifically advanced technology;

•	apply our technology across products and markets;

•	develop proprietary products;

•	successfully conduct or sponsor clinical studies that expand our markets;

•	obtain and maintain patent protection for our products;

•	obtain and maintain regulatory clearance or approvals;

•	cost-effectively manufacture and successfully market our products; and

•	attract and retain skilled personnel.

With respect to our IVUS products, our largest competitor is Boston Scientific. We also compete in Japan with Terumo Corporation. Boston Scientific, Terumo and other potential competitors are substantially larger than us and may enjoy competitive advantages, including:

•	more established distribution networks;

•	entrenched relationships with physicians;

•	products and procedures that are less expensive;

•	broader range of products and services that may be sold in bundled arrangements;

•	greater experience in launching, marketing, distributing and selling products;

•	greater experience in obtaining and maintaining the FDA and other regulatory clearances and approvals;

•	established relationships with healthcare providers and payors; and

•	greater financial and other resources for product development, sales and marketing, acquisitions of products and companies, and intellectual property protection.

For these reasons, we may not be able to compete successfully against our current or potential future competitors, and sales of our products may decline.

Failure to innovate will adversely impact our competitive position and may adversely impact our product revenues.

Our future success will depend upon our ability to innovate new products and introduce enhancements to our existing products in order to address the changing needs of the marketplace. Frequently, product development programs require assessments to be made of future clinical need and commercial feasibility, which are difficult to predict. Customers may forego purchases of our products and purchase our competitors’ products as a result of delays in introduction of our new products and enhancements, failure to choose correctly among technical alternatives or failure to offer innovative products or enhancements at competitive prices and in a timely manner. In addition, announcements of new products may result in a delay in or cancellation of purchasing decisions in anticipation of such new products. We may not have adequate resources to effectively compete in the marketplace. Any delays in product releases may negatively affect our business.

We also compete with new and existing alternative technologies that are being used to penetrate the worldwide vascular imaging market without using IVUS technology. These products, procedures or solutions could prove to be more effective, faster, safer or less costly than our IVUS products. Technologies such as angiography, angioscopy, optical coherence tomography, multi-slice computed tomography, intravascular magnetic resonance imaging, or MRI, electron beam computed tomography, and MRI with contrast agents are being used to image the vascular system. The introduction of new products, procedures or clinical solutions by competitors may result in price reductions, reduced margins, loss of market share and may render our products obsolete. We cannot guarantee that these alternative technologies will not be commercialized and become viable alternatives to IVUS in the future, and we cannot guarantee that we will be able to compete successfully against them if they are commercialized.

We manufacture our IVUS catheters, maintain our own customized equipment and are implementing a new manufacturing process, making us vulnerable to production and supply problems that could negatively impact our revenues.

We presently use customized equipment which is no longer produced or supported by a third party for the manufacture of the scanners located on our phased array catheters. This equipment was supported by the company that designed and manufactured it until 2002. That company ceased operations in 2002 because changes in manufacturing technology made the design and manufacture of similar equipment more mainstream and automated and made customized manufacturing equipment, such as ours, much less economical to build and support. Because of the customized nature of our equipment and the obsolescence of an industry to create or support such equipment, we cannot rely on third parties to find new parts or replace the equipment. As a result, we are responsible for maintaining the equipment and for locating spare parts. If the equipment malfunctions and we are unable to locate spare parts or hire qualified personnel to repair the equipment, we may encounter delays in the manufacture of our catheters and may not have sufficient inventory to meet our customers’ demands, which could negatively impact our revenues.

We have engaged a third party to develop an automated system to replace this equipment. The automated system has been installed and is now manufacturing the scanners on the majority of our phased array catheters with all scanner production expected to be performed by this new system in the first quarter of 2008. The system is located at the third party’s facility which requires us to be dependent on the third party for the day-to-day control and protection of the system as well as the sole sourcing of scanners once all scanner manufacturing is performed by the new system. We expect that in the event it is necessary to replace the third party for the assembly operation, it would take at least twelve months to identify and qualify an appropriate replacement supplier that is able to undertake the additional assembly operation.

In addition, it is likely that we will need to expand our manufacturing capacity within the next two years. We expect that any expansion would be achieved through modified space utilization in our current leased facilities, improved efficiencies, automation and acquisition of additional tooling and equipment. We may not have, or be able to obtain, the required funds to expand our manufacturing capacity if necessary.

We are dependent on our collaborations, and events involving these collaborations or any future collaborations could delay or prevent us from developing or commercializing products.

The success of our current business strategy and our near- and long-term viability will depend on our ability to execute successfully on existing strategic collaborations and to establish new strategic collaborations. Collaborations allow us to leverage our resources and technologies and to access markets that are compatible with our own core areas of expertise. To penetrate our target markets, we may need to enter into additional collaborative agreements to assist in the development and commercialization of future products. Establishing strategic collaborations is difficult and time-consuming. Potential collaborators may reject collaborations based upon their assessment of our financial, regulatory or intellectual property position and our internal capabilities. Our discussions with potential collaborators may not lead to the establishment of new collaborations on favorable terms.

We have collaborations with Medtronic, Inc. and certain of its affiliates, or Medtronic, The Cleveland Clinic Foundation, GE and Philips. In each collaboration, we combine our technology or core capabilities with that of the third party to either permit greater penetration into markets, as in the case of Medtronic, GE and Philips, or enhance the functionality of our current and planned products, as in the case of The Cleveland Clinic Foundation.

We have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborations or potential products. These collaborators may breach or terminate their agreements with us or otherwise fail to conduct their collaborative activities successfully and in a timely manner. Further, our collaborators may not develop or commercialize products that arise out of our collaborative arrangements or devote sufficient resources to the development, manufacture, marketing or sale of these products. Moreover, in the event of termination of a collaboration agreement, termination negotiations may result in less favorable terms.

Delays in planned product introductions may adversely affect our business and negatively impact future revenues.

We are currently developing new products and product enhancements with respect to our IVUS and FM products. We may experience delays in any phase of product development and commercial launch, including during research and development, manufacturing, limited release testing, marketing and customer education efforts. Any delays in our product launches may significantly impede our ability to successfully compete in the IVUS and FM markets and may reduce our revenues.

We launched the rotational catheter product for our IVUS IVG in the United States and Europe in the third quarter of 2006. We are developing a rotational catheter product for each of our s5 consoles. We expect to launch the rotational catheter product for our IVUS IVG consoles in Japan in the second half of 2007 and for our s5 consoles in the United States and Europe in the first half of 2008 and in Japan in the second half of 2008. We expect to launch our catheter product for VH IVUS in the United States and Europe in the second half of 2008 and in Japan in the first half of 2009. To reach this goal, we must complete various stages of development, and it may be necessary to delay expected product launches to allow us to finalize product development. We have also been working to improve the design and functionality of our FM ComboMap product. Additional development steps, including manufacturing and product testing, will be necessary before these products can be launched. Any development delays resulting in a delayed launch may have a negative effect on our business, including lost or delayed revenue and decreased market acceptance.

Delays in our development of product enhancements or functionality may also adversely impact the sale of our IVUS consoles. We have entered into a software development and license agreement with Paieon to develop functionality that synchronizes IVUS and angiographic images to be included as part of our IVUS consoles. Although the initial development of IVUS and angiographic image co-registration functionality on our IVUS IVG consoles was completed in the second half of 2006, we have delayed further development of this functionality relative to our s5 consoles and to solicit feedback from physicians regarding the use of the IVUS IVG consoles into which the co-registration functionality has been integrated. If we do not complete development, full functionality is not achieved or the product does not provide the anticipated benefit, we may not recoup the investment, and the sale of our IVUS consoles may be adversely impacted.

We and our present and future collaborators may fail to develop or effectively commercialize products covered by our present and future collaborations if:

•	we do not achieve our objectives under our collaboration agreements;

•	we or our collaborators are unable to obtain patent protection for the products or proprietary technologies we develop in our collaborations;

•	we are unable to manage multiple simultaneous product discovery and development collaborations;

•	our collaborators become competitors of ours or enter into agreements with our competitors;

•	we or our collaborators encounter regulatory hurdles that prevent commercialization of our products; and

•	we develop products and processes or enter into additional collaborations that conflict with the business objectives of our other collaborators.

In addition, conflicts may arise with our collaborators, such as conflicts concerning the interpretation of clinical data, the achievement of milestones, the interpretation of financial provisions or the ownership of intellectual property developed during the collaboration. If any conflicts arise with our existing or future collaborators, they may act in their self-interest, which may be adverse to our best interest.

If we or our collaborators are unable to develop or commercialize products, or if conflicts arise with our collaborators, we will be delayed or prevented from developing and commercializing products which will harm our business and financial results.

If we choose to acquire new businesses, products or technologies, we may experience difficulty in the identification or integration of any such acquisition, and our business may suffer.

Our success depends on our ability to continually enhance and broaden our product offerings in response to changing customer demands, competitive pressures and technologies. Accordingly, we may in the future pursue the acquisition of complementary businesses, products or technologies instead of developing them ourselves. We do not know if we will be able to identify or complete any acquisitions, or whether we will be able to successfully integrate any acquired business, product or technology or retain key employees. Integrating any business, product or technology we acquire could be expensive and time consuming, disrupt our ongoing business and distract our management. If we are unable to integrate any acquired businesses, products or technologies effectively, our business will suffer. In addition, any amortization or charges resulting from acquisitions could harm our operating results.

To market and sell our products, we depend on third-party distributors, and they may not be successful.

We currently depend on third-party distributors to sell our products. If these distributors are not successful in selling our products, we may be unable to increase or maintain our level of revenue. Over the long term, we intend to grow our business internationally, and to do so we will need to attract additional distributors to expand the territories in which we do not directly sell our products. Our distributors may not commit the necessary resources to market and sell our products. If current or future distributors do not perform adequately or if we are unable to locate distributors in particular geographic areas, we may not realize revenue growth internationally.

A significant portion of our annual revenue is derived from sales to our Japanese distributors, primarily Goodman, Fukuda Denshi and Johnson & Johnson K.K., Medical Company (Johnson & Johnson). In the six months ended June 30, 2007, we generated revenues of $15.1 million from sales to our Japanese distributors. While these, in some cases, multi-level agreements allow us to access specific customers and markets, they create complex distribution arrangements and increase our reliance on our Japanese distributors. We entered into an agreement with Fukuda Denshi in March 2006 that extended our commercial relationship though June 2012. This agreement became effective upon the transfer of the related regulatory approvals held by Fukuda Denshi, which took place on June 1, 2006. We entered into a distribution agreement with Johnson & Johnson in December 2006. A significant change in our relationship with our distributors or in the relationships between our distributors may have a negative impact on our ability to sustain and grow our business in Japan.

In certain other international markets, we also use distributors. Other than Japan, no one market in which we use distributors represents a significant portion of our revenues but, in the aggregate, problems with these distribution arrangements could negatively affect our international sales strategy, negatively impact our revenues and the market price of our stock. In addition, in the event that we experience any difficulties under our March 2006 agreement with GE for our s5i and s5i GE Innova IVUS, or in coordinating our efforts with GE, our revenue from the sale of our s5i and s5i GE Innova IVUS products will be adversely affected.

The risks inherent in our international operations may adversely impact our revenues, results of operations and financial condition.

We derive, and anticipate we will continue to derive, a significant portion of our revenues from operations in Japan and Europe. In the six months ended June 30, 2007, revenues to customers located in Japan and Europe were $15.1 million and $10.9 million, representing 25.6% and 18.5%, respectively, of our total revenue. As we expand internationally, we will need to hire, train and retain qualified personnel for our direct sales efforts and retain distributors and train their personnel in countries where language, cultural or regulatory impediments may exist. We cannot ensure that distributors, physicians, regulators or other government agencies will accept our products, services and business practices. In addition, we purchase some components on the international market. The sale and shipment of our products and services across international borders, as well as the purchase of components from international sources, subject us to extensive U.S. and foreign governmental trade regulations. Compliance with such regulations is costly. Any failure to comply with applicable legal and regulatory obligations could impact us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, fines and penalties, denial of export privileges, seizure of shipments and restrictions on certain business activities. Failure to comply with applicable legal and regulatory obligations could result in the disruption of our shipping and sales activities. Our international sales operations expose us and our representatives, agents and distributors to risks inherent in operating in foreign jurisdictions, including:

•	our ability to obtain, and the costs associated with obtaining, U.S. export licenses and other required export or import licenses or approvals;

•	operating under government-run healthcare systems and changes in third-party reimbursement policies;

•	changes in duties and tariffs, taxes, trade restrictions, license obligations and other non-tariff barriers to trade;

•	burdens of complying with a wide variety of foreign laws and regulations related to healthcare products;

•	costs of localizing product and service offerings for foreign markets;

•	business practices favoring local companies;

•	longer payment cycles and difficulties collecting receivables through foreign legal systems;

•	difficulties in enforcing or defending agreements and intellectual property rights; and

•	changes in foreign political or economic conditions.

We cannot ensure that one or more of these factors will not harm our business. Any material decrease in our international revenues or inability to expand our international operations would adversely impact our revenues, results of operations and financial condition.

We depend on one distributor to hold the regulatory approvals related to certain of our products imported into Japan and for ongoing regulatory compliance, and difficulties involving this relationship will impair our ability to sell these products in Japan.

Goodman currently distributes our FM products in Japan and is responsible for Japanese regulatory compliance in relation to these products, including obtaining and maintaining the applicable regulatory approvals and ensuring ongoing compliance with Japanese laws and regulations relating to importation and sale. We have neither the capability nor the authority to import or sell our FM products in Japan and are dependent on Goodman to do so. In the six months ended June 30, 2007 and 2006, sales of our FM products in Japan accounted for 13.0% and 13.3%, respectively, of our FM product revenues and 1.5% and 1.8%, respectively, of our total revenues. Our distribution relationship with Goodman is based on an agreement executed in 1994. By its terms, this agreement expired in 1999 unless extended by mutual written agreement. No formal amendment to the agreement has extended its terms. However, Goodman and we have continued to operate in accordance with its terms, including the adoption of new pricing exhibits, placement and fulfillment of orders, and payment of invoices, since we acquired certain FM assets in 2003. In July 2007, Goodman obtained regulatory approval relating to the importation and sale of our rotational catheter and certain related hardware in Japan. If Goodman fails to maintain regulatory compliance related to our FM and rotational products, we will be unable to sell these products in Japan. Furthermore, if Goodman successfully argues that it is under no obligation to distribute our products and ceases to distribute our products, we will no longer be able to sell these products in Japan.

Our manufacturing operations are dependent upon third party suppliers, which makes us vulnerable to supply problems, price fluctuations and manufacturing delays.

We rely on AMI Semiconductors, Inc., or AMIS, for the supply of application specific integrated circuits, or ASICs, and for the supply of wafers used in the manufacture of our IVUS IVG consoles and our catheters. These ASICs and wafers are critical to these products, and there are relatively few alternative sources of supply. We do not carry a significant inventory of either component. If we had to change suppliers, we expect that it would take at least a year, and possibly 18 months or longer, to identify an appropriate replacement supplier, complete design work and undertake the necessary inspections before the ASICs or wafers would be available. We rely on International Micro Industries, Inc., or IMI, to undertake additional processing of certain of the ASICs that are produced by AMIS for use in the manufacture of our catheters. We do not carry a significant inventory of the circuits that are finished by IMI. We expect that in the event it is necessary to replace IMI, it would take at least three months, and possibly six months or longer, to identify an appropriate replacement supplier that is able to undertake the additional processing on the ASICs. We are not parties to supply agreements with either AMIS or IMI but instead use purchase orders as needed.

We also rely on Silicon Microstructures, Inc., or SMI, for the supply of pressure sensors used in the manufacture of our FM wires. SMI has notified us that they will stop producing our product on 4” wafers and that an end-of-life purchase of product is required in order to secure any remaining inventory from them. A purchase order has been placed with SMI to purchase an estimated four-year supply. We believe this will provide us with adequate time for us to initiate and qualify a replacement supplier or new design to replace the product that SMI has stopped manufacturing. We expect that it will take 18 to 24 months to identify an appropriate replacement supplier, complete design work and undertake the necessary inspections before the new pressure sensors will be available.

We also rely upon Endicott Interconnect Technologies (EIT) for the assembly operation of the scanner used on the IVUS catheters. We do not carry a significant inventory of the scanner assemblies that are finished by EIT. We expect that in the event it is necessary to replace EIT for the assembly operation, it would take at least 12 months to identify and qualify an appropriate replacement supplier that is able to undertake the additional assembly operation. A Materials Supply Agreement is in place with EIT for the assembly of the scanner devices.

In addition, we implemented a new automated system to replace the customized equipment which is no longer produced or supported by a third party for the manufacture of the scanners located on our phased array catheters. The new automated system is located at EIT’s facility and we are dependent on EIT for the day-to-day control and protection of the system. If the new automated system does not perform as expected, or if we are not provided with the product as requested, or if we are not provided access to the system, we may encounter delays in the manufacture of our catheters and many not have sufficient inventory to meet our customers’ demands, which could negatively impact our revenues.

Our reliance on these sole source suppliers subjects us to a number of risks that could impact our ability to manufacture our products and harm our business, including:

•	inability to obtain adequate supply in a timely manner or on commercially reasonable terms;

•	interruption of supply resulting from modifications to, or discontinuation of, a supplier’s operations;

•	delays in product shipments resulting from uncorrected defects, reliability issues or a supplier’s variation in a component;

•	uncorrected quality and reliability defects that impact performance, efficacy and safety of products from replacement suppliers;

•	price fluctuations due to a lack of long-term supply arrangements for key components with our suppliers;

•	difficulty identifying and qualifying alternative suppliers for components in a timely manner;

•	production delays related to the evaluation and testing of products from alternative suppliers and corresponding regulatory qualifications; and

•	delays in delivery by our suppliers due to changes in demand from us or their other customers.

Any significant delay or interruption in the supply of components or materials, or our inability to obtain substitute components or materials from alternate sources at acceptable prices and in a timely manner, could impair our ability to meet the demand of our customers and harm our business. Identifying and qualifying additional or replacement suppliers for any of the components or materials used in our products may not be accomplished quickly or at all and could involve significant additional costs. Any supply interruption from our suppliers or failure to obtain additional suppliers for any of the components or materials used to manufacture our products would limit our ability to manufacture our products and could therefore have a material adverse effect on our business, financial condition and results of operations.

In addition, it is likely that we will need to expand our manufacturing capacity within the next two years. We expect that any expansion would be achieved through modified space utilization in our current leased facilities, improved efficiencies, automation and acquisition of additional tooling and equipment. We may not have, or be able to obtain, the required funds to expand our manufacturing capacity if necessary.

We may require significant additional capital to pursue our growth strategy, and our failure to raise capital when needed could prevent us from executing our growth strategy.

We believe that our existing cash and cash equivalents and short-term available-for-sale investments will be sufficient to meet our anticipated cash needs for at least the next 12 months. However, we may need to obtain additional financing to pursue our business strategy, to respond to new competitive pressures or to act on opportunities to acquire or invest in complementary businesses, products or technologies. The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on numerous factors, including:

•	market acceptance of our products;

•	the revenues generated by our products

•	the need to adapt to changing technologies and technical requirements, and the costs related thereto;

•	the costs associated with expanding our manufacturing, marketing, sales and distribution efforts; and

•	the existence and timing of opportunities for expansion, including acquisitions and strategic transactions.

If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or to obtain debt financing. The sale of additional equity or debt securities, or the use of our stock in an acquisition or strategic transaction, would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. Our significant losses to date may prevent us from obtaining additional funds on favorable terms, if at all. We have not made arrangements to obtain additional financing, and there is no assurance that financing, if required, will be available in amounts or on terms acceptable to us, if at all.

If we are unable to recruit, hire and retain skilled and experienced personnel, our ability to effectively manage and expand our business will be harmed.

Our success largely depends on the skills, experience and efforts of our officers and other key employees who may terminate their employment at any time. The loss of any of our senior management team, in particular our President and Chief Executive Officer, R. Scott Huennekens, could harm our business. We have entered into employment contracts with R. Scott Huennekens and our Chief Financial Officer, John T. Dahldorf, but these agreements do not guarantee that they will remain employed by us in the future. The announcement of the loss of one of our key employees could negatively affect our stock price. Our ability to retain our skilled workforce and our success in attracting and hiring new skilled employees will be a critical factor in determining whether we will be successful in the future. We face challenges in hiring, training, managing and retaining employees in certain areas including clinical, technical, sales and marketing. This could delay new product development and commercialization, and hinder our marketing and sales efforts, which would adversely impact our competitiveness and financial results.

If we fail to properly manage our anticipated growth, our business could suffer.

Rapid growth of our business is likely to place a significant strain on our managerial, operational and financial resources and systems. To execute our anticipated growth successfully, we must attract and retain qualified personnel and manage and train them effectively. In addition, we anticipate hiring additional personnel to assist in the commercialization of our current products and in the development of future products. We will be dependent on our personnel and third parties to effectively market and sell our products to an increasing number of customers. We will also depend on our personnel to develop and manufacture new products and product enhancements. Further, our anticipated growth will place additional strain on our suppliers resulting in increased need for us to carefully monitor for quality assurance. Any failure by us to manage our growth effectively could have an adverse effect on our ability to achieve our development and commercialization goals.

Fluctuations in foreign currency exchange rates could result in declines in our reported revenues and earnings.

Our reported revenues and earnings are subject to fluctuations in currency exchange rates. We do not engage in foreign currency hedging arrangements, and, consequently, foreign currency fluctuations may adversely affect our revenues and earnings.

Our FM products have one competitor who, if more successful at commercializing its product, may cause us to lose market share which would adversely impact our business.

Our FM products compete with the products of Radi Medical Systems AB, a privately-held company based in Sweden. As Radi is a privately-held company without any public reporting obligations, the actual size of the FM market is difficult to ascertain. If we are unable to effectively demonstrate that our products offer greater applicability and enhanced functionality or other benefits compared to products of Radi or future competitors, we could fail to expand or penetrate the existing FM market. Since certain of our current and anticipated products are specifically developed for the FM market, our failure to achieve greater market penetration and market expansion would harm our financial condition and results of operations.

If we become profitable, we cannot assure you that our net operating losses will be available to reduce our tax liability.

Our ability to use our net operating losses may be limited or reduced. Generally, a change of more than 50 percentage points in the ownership of our shares, by value, over the three-year period ending on the date the shares were acquired constitutes an ownership change and may limit our ability to use net operating loss carryforwards. Furthermore, the number of shares of our common stock issued in our initial public offering and our follow-on offering may be sufficient, taking into account prior or future changes in our ownership over a three-year period, to cause us to undergo an ownership change. As a result, our ability to use our existing net operating losses to offset U.S. taxable income may also become subject to substantial limitations. Further, the amount of our net operating losses could be reduced if any tax deductions taken by us are limited or disallowed by the Internal Revenue Service. All of these limitations could potentially result in increased future tax liability for us.

Our debt agreements contain terms that place restrictions on the operation of our business, and our failure to comply with these terms could put us in default, which would harm our business and operations.

Our debt agreements contain a number of covenants. These covenants limit our ability to, among other things:

•	incur additional debt and liens;

•	pay dividends; and

•	sell or dispose of any of our assets outside the normal course of business.

We are also subject to additional covenants, which require us to notify the lender upon the occurrence of certain events. Failure to meet any of these covenants could result in an event of default under our outstanding debt agreements. In the event of a default, our lenders may take one or more of the following actions:

•	increase our borrowing costs;

•	further restrict our ability to obtain additional borrowings;

•	accelerate payment on all amounts outstanding; and

•	enforce their interests against collateral pledged.

If any lender accelerates our debt payments, our assets may not be sufficient to fully pay down our debt.

In addition, as we cannot declare dividends or incur additional debt without the written approval from our lenders, our ability to raise additional capital could be severely restricted. Our ability to receive the necessary approvals is largely dependent upon our relationship with our lenders and our performance, and no assurances can be given that we will be able to obtain the necessary approvals in the future. Our inability to raise additional capital could lead to working capital deficits that could have a material adverse effect on our operations.

The expense and potential unavailability of insurance coverage for our company, customers or products may have an adverse effect on our financial position and results of operations.

While we currently have insurance for our business, property, directors and officers, and products, insurance is increasingly costly and the scope of coverage is narrower, and we may be required to assume more risk in the future. If we are subject to claims or suffer a loss or damage in excess of our insurance coverage, we will be required to cover the amounts in excess of our insurance limits. If we are subject to claims or suffer a loss or damage that is outside of our insurance coverage, we may incur significant costs associated with loss or damage that could have an adverse effect on our financial position and results of operations. Furthermore, any claims made on our insurance policies may impact our ability to obtain or maintain insurance coverage at reasonable costs or at all. We do not have the financial resources to self-insure, and it is unlikely that we will have these financial resources in the foreseeable future.

We have product liability insurance that covers our products and business operation, but we may need to increase and expand this coverage commensurate with our expanding business. Any product liability claims brought against us, with or without merit, could result in:

•	substantial costs of related litigation or regulatory action;

•	substantial monetary penalties or awards;

•	decreased demand for our products;

•	reduced revenue or market penetration;

•	injury to our reputation;

•	withdrawal of clinical study participants;

•	an inability to establish new strategic relationships;

•	increased product liability insurance rates; and

•	prevention of securing continuing coverage.

Some of our customers and prospective customers may have difficulty in procuring or maintaining liability insurance to cover their operation and use of our products. Medical malpractice carriers are withdrawing coverage in certain regions or substantially increasing premiums. If this trend continues or worsens, our customers may discontinue using our products and potential customers may opt against purchasing our products due to the cost or inability to procure insurance coverage.

Risks Related to Government Regulation

If we fail to obtain, or experience significant delays in obtaining, regulatory clearances or approvals for our products or product enhancements, our ability to commercially distribute and market our products could suffer.

Our products are subject to rigorous regulation by the FDA and numerous other Federal, state and foreign governmental authorities. Our failure to comply with such regulations could lead to the imposition of injunctions, suspensions or loss of regulatory clearances or approvals, product recalls, termination of distribution, product seizures or civil penalties. In the most egregious cases, criminal sanctions or closure of our manufacturing facilities are possible. The process of obtaining regulatory authorizations to market a medical device, particularly from the FDA, can be costly and time consuming, and there can be no assurance that such authorizations will be granted on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received 510(k) clearance or is the subject of an approved pre-market approval, or PMA, application. The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to other 510(k)-cleared products. The PMA approval process is more costly, lengthy and uncertain than the 510(k) clearance process. Introduction to the market of products we develop that require regulatory clearance or approval may be delayed. In addition, because we cannot assure you that any new products or any product enhancements we develop will be subject to the shorter 510(k) clearance process, the regulatory approval process for our products or product enhancements may take significantly longer than anticipated. There is no assurance that the FDA will not require that a new product or product enhancement go through the lengthy and expensive PMA approval process. To date, all of our products have been cleared through the 510(k) process. We have no experience in obtaining PMA approvals.

In the 27 member states of the European Union, or E.U., there is a consolidated system for the authorization of medical devices. The system of regulating medical devices operates by way of a certification for each medical device. Each certificated device is marked with a CE mark which shows that the device has a Certificat de Conformité . There are national bodies, known as Competent Authorities, in each member state that oversee the implementation of the E.U. Medical Device Directive within their jurisdiction.

The means for achieving the requirements for a CE mark vary according to the nature of the device. Under the requirements of E.U. member states, our products are required to be assessed by a Notified Body. If a Notified Body of one member state has issued a Certificat de Conformité , the device can be sold throughout the European Union without further conformance tests being required in other member states. Our products, including their design and manufacture, have been certified by the British Standards Institute, or BSI, in the United Kingdom as being compliant with the requirements of E.U. law. Consequently, we are entitled to affix a CE mark to our products and their packaging and this gives us the right to sell them in Europe.

Foreign governmental authorities that regulate the manufacture and sale of medical devices have become increasingly stringent, and to the extent we continue to market and sell our products in foreign countries, we will be subject to rigorous regulation in the future. In such circumstances, we would rely significantly on our distributors to comply with the varying regulations, and any failures on their part could result in restrictions on the sale of our products in foreign countries.

We have conducted, but are not currently conducting, clinical studies with some of our products under an investigational device exemption. Clinical studies must be conducted in compliance with regulations of the FDA and those of regulatory agencies in other countries in which we conduct clinical studies. The data collected from these clinical studies will ultimately be used to support market clearance for these products. There is no assurance that U.S. or foreign regulatory bodies will accept the data from these clinical studies or that they will ultimately allow market clearance or approval for these products. Regulatory delays or failures to obtain clearances and approvals could disrupt our business, harm our reputation and adversely affect our sales.

Modifications to our products may require new regulatory clearances or approvals or may require us to recall or cease marketing our products until clearances are obtained.

Modifications to our products may require new 510(k) clearances or PMA approvals or require us to recall or cease marketing the modified devices until these clearances or approvals are obtained. The FDA requires device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine that a modification could not significantly affect safety or efficacy and does not represent a major change in its intended use, so that no new 510(k) is necessary. However, the FDA can review a manufacturer’s decision and may disagree. The FDA may also on its own initiative determine that a new clearance or approval is required. We have made modifications to our products in the past and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing our products as modified, which could require us to redesign our products and harm our operating results. In these circumstances, we may be subject to significant enforcement actions.

If a manufacturer determines that a modification to an FDA-cleared device could significantly affect its safety or efficacy, or would constitute a major change in its intended use, then the manufacturer must file for a new 510(k) clearance or possibly a PMA approval. Where we determine that modifications to our products require a new 510(k) clearance or PMA approval, we may not be able to obtain those additional clearances or approvals for the modifications or additional indications in a timely manner, or at all. For those products sold in the European Union, we must notify BSI, our E.U. Notified Body, if significant changes are made to the products or if there are substantial changes to our quality assurance systems affecting those products. Delays in obtaining required future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.

If we fail to adequately manage our regulatory responsibilities following the Japanese regulatory approvals, our ability to sell our IVUS products in Japan would be impaired.

We currently market our IVUS products in Japan under two types of regulatory approval known as a SHONIN and a NINSHO. SHONINS for medical devices are issued by Japan’s Ministry of Health, Labour and Welfare to a Marketing Authorization Holder, or MAH, who thereafter holds the SHONINS for, or possesses regulatory approval permitting the import of such devices into Japan. NINSHOS for medical devices are issued by MHLW-approved third-party agencies such as BSI-Japan. Under the third-party program, only certain devices are authorized to be reviewed and approved in this manner. Our IVUS imaging consoles fall within this category and we have elected to participate in this program and have received approval for the s5i. The SHONINS for our IVUS products were previously held by Fukuda Denshi, the MAH for our IVUS products, who acted as our importer and one of our Japanese distributors and has been responsible for our regulatory compliance in Japan. Until June 1, 2006, we did not have the authority to import or sell our IVUS products directly in Japan, and we were dependent on Fukuda Denshi to do so.

Fukuda Denshi transferred the SHONINs for our IVUS products to us on June 1, 2006. Due to the transfer of the SHONINs, responsibility for Japanese regulatory filings and future compliance resides with us. There is a risk that the transfer of the SHONINs and regulatory responsibility will lead to disruption or lack of coordination in our ongoing compliance activities in Japan. As the holder of the SHONINs, we have the authority to import and sell those IVUS products for which we have the SHONINs as well as those products which we have obtained a NINSHO; but are subject to greater scrutiny. As such, we have to dedicate greater internal resources to direct regulatory compliance in Japan. We cannot guarantee that we will be able to adequately meet the increased regulatory responsibilities. Non-compliance with Japanese regulations may result in action to prohibit further importation and sale of our products in Japan, a significant market for our products. Goodman K.K. holds the SHONIN for our rotational product line; the Revolution catheter and the IVG with SpinVision. In these two product cases, Goodman is the MAH who imports these devices and all of the regulatory responsibility of an MAH for these two devices is the responsibility of Goodman.

As a holder of SHONINs and NINSHOs, we are required to import those products for which we are MAH directly through our Japanese subsidiary and sell to our distributors from our subsidiary. At present, we do not have the capabilities to support direct importation and sales of products to our distributors. As a result, we have retained a third party to provide this support. We have limited operating history with this third party and cannot guarantee that it or any other party will adequately support importation and sales of products to our distributors. If we cannot establish the infrastructure to import our products or if support is not adequately provided by a third party, our ability to import and sell our products in Japan would be impaired. If we are unable to sell our IVUS products in Japan, we will lose a significant part of our annual revenues, and our business will be substantially impacted.

Changes in the Japanese regulatory requirements for medical devices could impact our ability to market our products in Japan and subject us to fines, penalties or other sanctions.

In April 2005, Japan changed the law regarding medical device approvals to require that SHONINs include additional information beyond what had been required in the past, including information about manufacturing processes, shipping and other raw materials used. Companies are not required by the revised law to withdraw their existing SHONINs, and the revised law states that SHONINs approved under the prior law will still be considered valid. However, importers marketing products in Japan must update their SHONINs on a five-year cycle, and the updates are expected to include the additional information required by the revised law.

These new regulations increase the regulatory and quality assurance requirements for both our manufacturing facilities and our efforts in obtaining and maintaining regulatory approvals in Japan. While parts of the new regulations are still being defined, we expect that the new regulations may result in higher costs and delays in securing approval to market our products in Japan.

We expect to file new SHONIN applications for our IVUS catheters and our IVUS IVG consoles sometime between 2008 and 2010, although we are not required under the Japanese regulatory laws to do so until 2010 and we may decide to file such new SHONIN applications at a time that is deemed advantageous. This new filing will comply with the new law which encompasses design, manufacturing, shipping and quality processes. In connection with the new law, the Japanese government has prepared new guidance documents, including one document that addresses raw materials, that, along with the new law, greatly expand the required content of the product approval application from the prior law. With the existing SHONINs, we relied on Fukuda Denshi’s regulatory expertise that the product approval applications appropriately reflected our devices and therefore were in compliance with the law at the time as well as its assessment regarding continuing compliance with the law over the years. We are now the MAH for our IVUS products and have full responsibility for their continued legal compliance in Japan.

We cannot guarantee that the Japanese regulatory authorities will not take a different view of compliance with the existing SHONINs and conclude that because the new laws require inclusion of new information, we must cease marketing or even recall our IVUS catheters until we have updated, and received approval of, our SHONIN to include the additional information required by the new law. Alternatively, the Japanese regulatory authorities could disagree with our distributor’s past conclusions and determine that we should have disclosed this information in the earlier SHONINs that were filed under prior law, and they could require us to cease marketing, recall the product or impose other regulatory penalties. In the event that the Japanese regulatory authorities come to such a conclusion and take corrective action, our business will suffer from lost revenue, lost reputation and lost market share.

If we or our suppliers fail to comply with the FDA’s Quality System Regulation or ISO Quality Management Systems, manufacturing of our products could be negatively impacted and sales of our products could suffer.

Our manufacturing processes and those of our suppliers are required to comply with the FDA’s Quality System Regulation, or QSR, which covers the procedures and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of our products. We are also subject to similar state and foreign requirements and licenses, known as ISO Quality Management Systems, or QMS. In addition, we must engage in extensive recordkeeping and reporting and must make available our manufacturing facilities and records for periodic inspections by governmental agencies, including the FDA, state authorities and comparable foreign agencies. If we fail to comply with the QSR or QMS, our operations could be disrupted and our manufacturing interrupted.

Failure to take adequate corrective action in response to an adverse Quality System inspection could result in, among other things, a shut-down of our manufacturing operations, significant fines, suspension of marketing clearances and approvals, seizures or recalls of our devices, operating restrictions and criminal prosecutions, any of which would cause our business to suffer. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements, which may result in manufacturing delays for our products and cause our revenue to decline.

We were inspected by the FDA in 2004 and in 2006. The 2004 inspection resulted in two inspectional observations on FDA Form 483. The 2006 inspection resulted in three inspectional observations on FDA Form 483. We have responded to these observations and believe that we have adequately completed all necessary evaluation of, and implementation of adjustments to, the affected processes. The FDA has acknowledged our response to the audit and has indicated that the corrective actions should adequately address the inspectional observations.

Inspections by the E.U. Notified Body are conducted biannually or annually and the E.U. Notified Body also has the right to make unannounced visits to our manufacturing facility. We were inspected by the E.U. Notified Body in December 2005, February 2007, and June 2007. No major nonconformities were reported in the December 2005 and February 2007 inspections and the E.U. Notified Body granted us continued ISO 13485:2003 certification. In the latest inspection in June 2007, one major nonconformity was identified. A corrective action plan was submitted and accepted by the Notified Body. As a result, continuing certification was granted. The certification is subject to biannual assessments until April 2008 to reassess the corrective actions. Failure to meet the corrective action plan may result in a suspension of the ISO 13485:2003 certification, which may affect revenues associated with all non-US markets.

We believe that we have taken sufficient corrective actions to address the observations and non-conformities noted by the FDA and the E.U. Notified Body, but there can be no assurance that our actions will satisfy the FDA and the E.U. Notified Body. The FDA and the E.U. Notified Body may impose additional inspections or audits at any time and may conclude that our quality system is improperly validated or not otherwise in compliance with applicable regulations. Such findings potentially could disrupt our business, harm our reputation and adversely affect our sales.

Our products may in the future be subject to product recalls or voluntary market withdrawals that could harm our reputation, business and financial results.

The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture that could affect patient safety. In the case of the FDA, the authority to require a recall must be based on an

FDA finding that there is a reasonable probability that the device would cause serious adverse health consequences or death. In addition, foreign governmental bodies have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacture. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated recall or voluntary recall or market withdrawal by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. For example, we are currently conducting a field correction, designated by FDA as a Class III recall, to replace monitors on certain s5i equipment, which were responsible for emissions slightly exceeding electromagnetic compatibility for the product. Recalls or voluntary withdrawals of any of our products would divert managerial and financial resources, and have an adverse effect on our financial condition and results of operations. A recall or voluntary withdrawal could harm our reputation with customers, affect revenues and negatively affect our stock price.

If our products, or malfunction of our products, cause or contribute to death or serious injury, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.

Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has or may have a malfunction that would likely cause or contribute to death or serious injury if the malfunction were to recur. All manufacturers placing medical devices on the market in the European Union are legally bound to report any serious or potentially serious incidents involving devices they produce or sell to the Competent Authority in whose jurisdiction the incident occurred. Were this to happen to us, the relevant Competent Authority would file an initial report, and there would then be a further inspection or assessment if there are particular issues. This would be carried out either by the Competent Authority or it could require that the BSI, as the Notified Body, carry out the inspection or assessment.

Malfunction of our products, such as the separation of catheter tips during procedures, could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Such malfunctions have been reported to us on 24 occasions since July 2003. No injury to patients resulted from any of these incidents, but we can make no assurance that any future incident would not result in harm to patients. Upon learning of the malfunctions, we have taken all actions required by law and notified the appropriate regulatory authorities, including the FDA. We investigated each of the incidents, and found no evidence that the catheters were manufactured incorrectly. Product mishandling may contribute to or cause a separation or other product malfunction. Our product labeling includes a warning statement to avoid pulling the catheter if resistance is felt, but we can make no assurance that our products will be handled properly. While we do not believe there was any deficiency in any product, we cannot guarantee that malfunctions will not occur in the future. If they do occur, we may elect to take voluntary corrective action, and we may be subject to involuntary corrective action such as notification, fines, seizures or recalls. If someone is harmed by a malfunction or by product mishandling, we may be subject to product liability claims. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.

Failure to obtain regulatory approval in additional foreign jurisdictions will prevent us from expanding the commercialization of our products abroad.

We intend to market our products in a number of international markets. Although certain of our IVUS products have been approved for commercialization in Japan and in the European Union, in order to market our products in other foreign jurisdictions, we have had to, and will need to in the future, obtain separate regulatory approvals. The approval procedure varies among jurisdictions and can involve substantial additional testing. Approval by the FDA does not ensure approval by regulatory authorities in other jurisdictions, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign jurisdictions or by the FDA. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval in addition to other risks. In addition, the time required to obtain foreign approval may differ from that required to obtain FDA approval, and we may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and may not receive necessary approvals to commercialize our products in any foreign market other than in the European Union and Japan.

We may be subject to Federal, state and foreign healthcare fraud and abuse laws and regulations and other regulatory reforms, and a finding of failure to comply with such laws, regulations and reforms could have a material adverse effect on our business.

Our operations may be directly or indirectly affected by various broad Federal and state healthcare fraud and abuse laws. These include the Federal anti-kickback statute, which prohibits any person from knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in return for or to induce the referring, ordering, leasing, purchasing or arranging for or recommending the ordering, purchasing or leasing of an item or service, for which payment may be made under Federal healthcare programs, such as the Medicare and Medicaid programs. The Federal anti-kickback statute, a felony statute, is very broad in scope, and many of its provisions have not been uniformly or definitively interpreted by existing case law or regulations. In addition, many states have adopted laws similar to the Federal anti-kickback statute, and some of these laws are broader than that statute in that their prohibitions are not limited to items or services paid for by a Federal healthcare program but, instead, apply regardless of the source of payment.

Our financial relationships with healthcare providers and others who provide products or services to Federal healthcare program beneficiaries or are in a position directly or indirectly to recommend or arrange for use of our products are potentially governed by the Federal anti-kickback statute and similar state laws. If our past or present operations, including our consulting arrangements with physicians who use our products, are found to be in violation of these laws, we or our officers may be subject to civil or criminal penalties, including large monetary penalties, damages, fines, imprisonment and exclusion from Medicare and Medicaid program participation. In connection with their services, some physicians serve as consultants and have in the past been awarded options to purchase our common stock. As of June 30, 2007, 90,906 shares of common stock have been purchased in connection with the exercise of these options and options to purchase 27,272 shares of common stock remain outstanding, vested and exercisable. Additionally, some are paid consulting fees or reimbursed for expenses. If enforcement action were to occur, our business and financial condition would be harmed.

In addition, Federal and state authorities and private whistleblower plaintiffs recently have brought actions against manufacturers alleging that the manufacturers’ activities constituted aiding and abetting healthcare providers in the submission of false claims, or alleging that the manufacturers themselves made false or misleading statements to the Federal government. Such investigations or litigation could be time-consuming and costly to us and could divert management’s attention from operating our business, which could have a material adverse effect on our business. In addition, if our activities were found to violate Federal or state false claims provisions, it could have a material adverse effect on our business and results of operations.

We do not believe that we are now subject to state or federal physician self-referral laws, but changes in federal or state legislation or regulatory interpretations could occur. Federal physician self-referral legislation (commonly known as the “Stark Law”) prohibits, subject to certain exceptions, physician referrals of Medicare and Medicaid patients to an entity providing certain “designated health services” if the physician or an immediate family member has any financial relationship with the entity. The Stark Law also prohibits the entity receiving the referral from billing any good or service furnished pursuant to an unlawful referral, and any person collecting any amounts in connection with an unlawful referral is obligated to refund such amounts. A person who engages in a scheme to circumvent the Stark Law’s referral prohibition may be fined up to $100,000 for each such arrangement or scheme. The penalties for violating the Stark Law also include civil monetary penalties of up to $15,000 per referral and possible exclusion from federal healthcare programs such as Medicare and Medicaid. Various states have corollary laws to the Stark Law, including laws that require physicians to disclose any financial interest they may have with a healthcare provider to their patients when referring patients to that provider. Both the scope and exceptions for such laws vary from state to state.

We could also be subject to investigation and enforcement activity under Title II of the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created two new federal crimes. A healthcare fraud statute that prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A false statements statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement or representation in connection with the delivery of or payment for healthcare benefits, items or services. A violation of these statutes is a felony and could result in fines, imprisonment or exclusion from government-sponsored programs. Additionally, HIPAA granted expanded enforcement authority to the Department of Health and Human Services and the U.S. Department of Justice and provided enhanced resources to support investigative and enforcement activities by governmental entities regarding fraud and abuse violations relating to healthcare delivery and payment.

In the United States, there have been a number of legislative and regulatory proposals to change the healthcare system in ways that could impact our ability to sell our products profitably. Federal and state lawmakers regularly propose and, at times, enact new legislation establishing significant changes in the healthcare system. We cannot predict whether new Federal legislation will be enacted in the future or the full impact that any such new legislation will have on our business. The potential for adoption of healthcare reform proposals on a state-by-state basis could require us to develop state-specific marketing and sales approaches. In addition, we may experience pricing pressures in connection with the sale of our products due to additional legislative proposals or healthcare reform initiatives. Our results of operations and our business could be adversely affected by future healthcare reforms. In the European Union, legislation on inducements offered to physicians and other healthcare workers or hospitals differ from country to country. Breach of the laws relating to such inducements may expose us to the imposition of criminal sanctions. It may also harm our reputation, which could in turn affect sales.

If our customers are unable to obtain coverage of or sufficient reimbursement for procedures performed with our products, it is unlikely that our products will be widely used.

Successful sales of our products will depend on the availability of adequate coverage and reimbursement from third-party payors. Healthcare providers that purchase medical devices for treatment of their patients generally rely on third-party payors to reimburse all or part of the costs and fees associated with the procedures performed with these devices. Both public and private insurance coverage and reimbursement plans are central to new product acceptance. Customers are unlikely to use our products if they do not receive reimbursement adequate to cover the cost of our products and related procedures.

To the extent we sell our products internationally, market acceptance may depend, in part, upon the availability of coverage and reimbursement within prevailing healthcare payment systems. Coverage, reimbursement, and healthcare payment systems in international markets vary significantly by country, and by region in some countries, and include both government-sponsored healthcare and private insurance. We may not obtain international reimbursement approvals in a timely manner, if at all. Our failure to receive international coverage or reimbursement approvals would negatively impact market acceptance of our products in the international markets in which those approvals are sought.

To date, our products have generally been covered as part of procedures for which reimbursement has been available. However, in the United States, as well as in foreign countries, government-funded or private insurance programs, commonly known as third-party payors, pay the cost of a significant portion of a patient’s medical expenses. No uniform policy of coverage or reimbursement for medical technology exists among all these payors. Therefore, coverage of and reimbursement for medical technology can differ significantly from payor to payor.

All third-party coverage and reimbursement programs, whether government funded or insured commercially, whether inside the United States or outside, are developing increasingly sophisticated methods of controlling healthcare costs through limitations on covered items and services, prospective reimbursement and capitation programs, group purchasing, redesign of benefits, second opinions required prior to major surgery, careful review of bills, encouragement of healthier lifestyles and exploration of more cost-effective methods of delivering healthcare. These types of programs and legislative changes to coverage and reimbursement policies could potentially limit the amount which healthcare providers may be willing to pay for medical devices.

We believe that future coverage and reimbursement may be subject to increased restrictions both in the United States and in international markets. Third-party reimbursement and coverage for our products may not be available or adequate in either the United States or international markets. Future legislation, regulation, coverage or reimbursement policies of third-party payors may adversely affect the growth of the IVUS and FM markets, the demand for our existing products or our products currently under development, and limit our ability to sell our products on a profitable basis.

Compliance with environmental laws and regulations could be expensive, and failure to comply with these laws and regulations could subject us to significant liability.

We use hazardous materials in our research and development and manufacturing processes. We are subject to Federal, state and local regulations governing use, storage, handling and disposal of these materials and associated waste products. We are currently licensed to handle such materials, but there can be no assurance that we will be able to retain those licenses in the future or obtain licenses under new regulations if and when they are required by governing authorities. Although we believe our procedures for use, storage, handling and disposing of these materials comply with legally prescribed standards, we cannot completely eliminate the risk of contamination or injury resulting from hazardous materials, and we may incur liability as a result of any such contamination or injury. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources and any applicable insurance. We have also incurred and may continue to incur expenses related to compliance with environmental laws. Such future expenses or liability could have a significant negative impact on our business, financial condition and results of operations. Further, we cannot assure that the cost of compliance with these laws and regulations will not materially increase in the future.

The use, misuse or off-label use of our products may result in injuries that lead to product liability suits, which could be costly to our business.

Our currently marketed products have been cleared by the FDA for particular indications for the qualitative and quantitative evaluation of the coronary and peripheral vasculature. Our products are also CE marked, licensed in Canada, have approvals in Japan, as well as regulatory approvals in many other countries around the world for specific indications for use. There may be increased risk of injury if physicians attempt to use our products in procedures outside of those indications cleared for use, known as off-label use. Our sales force does not promote our products for off-label uses, and our instructions for use in all markets specify that our products are not intended for use outside of those indications cleared for use. However, we cannot prevent a physician from using our products for off-label applications. Our catheters and guide wires are intended to be single-procedure products. In spite of clear labeling and instructions against reuse, we are aware that certain physicians have elected to reuse our products. Reuse of our catheters and guide wires may increase the risk of product liability claims. Reuse may also subject the party reusing the product to regulatory authority inspection and enforcement action. Physicians may also misuse our product if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are defectively designed, manufactured or labeled, contain defective components or are misused, we may become subject to costly litigation by our customers or their patients. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us.

Risks Related to Our Intellectual Property and Potential Litigation

Our ability to protect our intellectual property and proprietary technology through patents and other means is uncertain.

Our success depends significantly on our ability to protect our intellectual property and proprietary technologies. We rely on patent protection, as well as a combination of copyright, trade secret and trademark laws, and nondisclosure, confidentiality and other contractual restrictions to protect our proprietary technology. However, these legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep any competitive advantage. Our pending U.S. and foreign patent applications may not issue as patents or may not issue in a form that will be advantageous to us. Among other reasons, for example, the U.S. Patent and Trademark Office has recently promulgated new rules under 37 CFR Part I, that may affect the number of patents, the number of claims, or the scope of protection we may eventually obtain. Any patents we have obtained or do obtain may be challenged by re-examination, opposition or other administrative proceeding, or may be challenged in litigation, and such challenges could result in a determination that the patent is invalid. In addition, competitors may be able to design alternative methods or devices that avoid infringement of our patents. To the extent our intellectual property protection offers inadequate protection, or is found to be invalid, we are exposed to a greater risk of direct competition. If our intellectual property does not provide adequate protection against our competitors’ products, our competitive position could be adversely affected, as could our business. Both the patent application process and the process of managing patent disputes can be time consuming and expensive. Furthermore, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the United States.

In addition to pursuing patents on our technology, we have taken steps to protect our intellectual property and proprietary technology by entering into confidentiality agreements and intellectual property assignment agreements with our employees, consultants, corporate partners and, when needed, our advisors. Such agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure or other breaches of the agreements, and we may not be able to prevent such unauthorized disclosure. Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate.

In the event a competitor infringes upon our patent or other intellectual property rights, litigation to enforce our intellectual property rights or to defend our patents against challenge, even if successful, could be expensive and time consuming and could require significant time and attention from our management. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against challenges from others.

The medical device industry is characterized by patent litigation, and we could become subject to litigation that could be costly, result in the diversion of our management’s time and efforts, require us to pay damages or prevent us from selling our products.

The medical device industry is characterized by extensive litigation and administrative proceedings over patent and other intellectual property rights. Whether or not a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain. Our competitors may assert that they own U.S. or foreign patents containing claims that cover our products, their components or the methods we employ in the manufacture or use of our products. In addition, we may become a party to an interference proceeding declared by the U.S. Patent and Trademark Office to determine the priority of invention. Because patent applications can take many years to issue and in many instances at least 18 months to publish, there may be applications now pending of which we are unaware, which may later result in issued patents that contain claims that cover our products. There could also be existing patents, of which we are unaware, that contain claims that cover one or more components of our products. As the number of participants in our industry increases, the possibility of patent infringement claims against us also increases.

Any interference proceeding, litigation or other assertion of claims against us may cause us to incur substantial costs, could place a significant strain on our financial resources, divert the attention of our management from our core business and harm our reputation. If the relevant patents were upheld as valid and enforceable and we were found to be infringing, we could be required to pay substantial damages and/or royalties and could be prevented from selling our products unless we could obtain a license or were able to redesign our products to avoid infringement. Any such license may not be available on reasonable terms, if at all. If we fail to obtain any required licenses or make any necessary changes to our products or technologies, we may be unable to make, use, sell or otherwise commercialize one or more of our products. In addition, if we are found to willfully infringe, we could be required to pay treble damages, among other penalties.

We expect to enter new product fields, such as the IVUS guided therapies and ICE field, in the future. Entering such additional fields may subject us to claims of infringement. Defending any infringement claims would be expensive and time consuming.

We are aware of certain third-party U.S. patents related to pressure sensor guide wires and instrumentation. We do not have licenses to these patents nor do we believe that such licenses are required to develop, commercialize or sell our pressure sensor guide wires. However, the owners of these patents may initiate a lawsuit alleging infringement of one or more of these patents. If they do, we may be required to incur substantial costs related to patent litigation, which could place a significant strain on our financial resources and divert the attention of management from our business and harm our reputation. Adverse determinations in such litigation could cause us to redesign or prevent us from manufacturing or selling our pressure sensor guide wires and instrumentation, which would have an adverse effect on our business by limiting our ability to generate revenues through the sale of our FM guide wires.

From time to time in the ordinary course of business, we receive letters from third parties advising us of third-party patents that may relate to our business. The letters do not explicitly seek any particular action or relief from us. Although these letters do not threaten legal action, these letters may be deemed to put us on notice that continued operation of our business might infringe intellectual property rights of third parties. We do not believe we are infringing any such third-party rights, and we are unaware of any litigation or other proceedings having been commenced against us asserting such infringement. We cannot assure you that such litigation or other proceedings may not be commenced against us in the future.

Our rights to a worldwide license of certain IVUS patents owned or licensed by Boston Scientific may be challenged.

The marketing and sale of our rotational IVUS catheters and pullback products depend on a license to IVUS-related patents owned or licensed by Boston Scientific. Boston Scientific was required to transfer the related intellectual property rights pursuant to a 1995 order of the Federal Trade Commission. We obtained rights to the license in 2003 through our former wholly-owned subsidiary, Pacific Rim Medical Ventures, which merged into us on December 30, 2004. In the event Boston Scientific disputes our rights to the license or seeks to terminate the license, we may be required to expend significant time and resources defending our rights. An adverse determination could cause us to redesign or prevent us from manufacturing or selling our rotational IVUS catheters and pullback products, which would have an adverse effect on our business. Additionally, in the event that the chain of title from the 1995 transfer of rights from Boston Scientific through the 2003 transfer to us is challenged, we may have fewer rights to the technology than our business requires which will negatively impact our ability to continue our development of rotational IVUS catheters and pullback products or subject us to disputes with Boston Scientific or others with respect to the incorporation of intellectual property into our products.

Our VH IVUS business depends on a license from The Cleveland Clinic Foundation, the loss of which would severely impact our business.

The marketing and sale of our VH IVUS functionality for IVUS depends on an exclusive license to patents owned by The Cleveland Clinic Foundation, the license to which we obtained in April 2002. We are aware that maintenance of the license depends upon certain provisions being met by us including payment of royalties, commercialization of the licensed technology and obtaining regulatory clearances or approvals. If The Cleveland Clinic Foundation were to claim that we committed material breach or default of these provisions and we were not able to cure such breach or default, The Cleveland Clinic Foundation would have a right to terminate the agreement. The loss of the rights granted under the agreement could require us to redesign our VH IVUS functionality or prevent us from manufacturing or selling our IVUS products containing VH IVUS in countries covered by these patents. In addition, our exclusive license shall become non-exclusive if we fail to obtain regulatory clearances or approvals to commercialize the licensed technology within a proscribed time period. The cost of redesigning or inability to sell our VH IVUS products will have a negative impact on our ability to grow our business and may cause a drop in our stock price.

Risks Related to Our Common Stock

We expect that the price of our common stock will fluctuate substantially.

The market price of our common stock could be subject to significant fluctuation. Factors that could cause volatility in the market price of our common stock include the following:

•	changes in earnings estimates, investors’ perceptions, recommendations by securities analysts or our failure to achieve analysts’ earning estimates;

•	quarterly variations in our or our competitors’ results of operations;

•	changes in governmental regulations or in the status of our regulatory clearance or approvals;

•	changes in availability of third-party reimbursement in the United States or other countries;

•	the announcement of new products or product enhancements by us or our competitors;

•	announcements related to patents issued to us or our competitors and to litigation;

•	sales of large blocks of our common stock, including sales by our executive officers and directors; and

•	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

These factors may materially and adversely affect the market price of our common stock.

If you purchase our common stock in this offering, you will experience immediate and substantial dilution in the book value of your shares.

The offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $11.27 per share, based on a public offering price of $16.25 per share. Further, investors purchasing common stock in this offering will contribute approximately 36.3% of the total amount received by us from stockholders since our inception, but will own only approximately 15.3% of the shares of common stock outstanding.

This dilution is due to our existing investors having purchased shares prior to this offering for substantially less than the price offered to the public in this offering, as well as the exercise of stock options granted to our employees with exercise prices lower than the price offered to the public in this offering. As of June 30, 2007, options to purchase 4,977,640 shares of common stock at a weighted-average exercise price of $7.16 per share were outstanding, and warrants to purchase common stock totaling 127,400 shares with a weighted-average exercise price of $3.30, were outstanding. The exercise of any of these options or warrants would result in additional dilution.

Future equity issuances or a sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

On June 30, 2007, the holders of up to 17,776,680 shares of our common stock may require us, subject to certain conditions, to file a registration statement covering those shares. If any of these stockholders cause a large number of securities to be sold in the public market, the sales could reduce our stock price. In addition, sales of these shares could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. Because we may need to raise additional capital in the future to continue to expand our business and develop new products, among other things, we may conduct additional equity offerings. These future equity issuances, together with any additional shares issued in connection with acquisitions, will result in further dilution to investors. As of June 30, 2007, options to purchase 4,977,640 shares of our common stock were outstanding under our equity compensation plans. No prediction can be made regarding the effect that future sales of shares of our common stock will have on the market price of shares.

Our directors, officers and principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.

As of March 31, 2007, our directors, officers and principal stockholders each holding more than 5% of our common stock collectively controlled 41.8% of our outstanding common stock, assuming the exercise of all options held by such persons. To the extent our directors, officers and principal stockholders continue to hold a significant percentage of our outstanding common stock, these stockholders, if they act together, would be able to exert significant influence over the management and affairs of our company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control, might adversely affect the market price of our common stock and may not be in the best interests of our other stockholders.

Anti-takeover provisions in our amended and restated certificate of incorporation and bylaws and Delaware law could discourage a takeover.

Our amended and restated certificate of incorporation and bylaws and Delaware law contain provisions that might enable our management to resist a takeover. These provisions include:

•	a classified board of directors;

•	advance notice requirements to stockholders for matters to be brought at stockholder meetings;

•	a supermajority stockholder vote requirement for amending certain provisions of our amended and restated certificate of incorporation and bylaws; and

•	the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer.

We are also subject to the provisions of Section 203 of the Delaware General Corporation Law that, in general, prohibit any business combination or merger with a beneficial owner of 15% or more of our common stock unless the holder’s acquisition of our stock was approved in advance by our board of directors. These provisions might discourage, delay or prevent a change in control of our company or a change in our management. The existence of these provisions could adversely affect the voting power of holders of common stock and limit the price that investors might be willing to pay in the future for shares of our common stock.

We have adopted a stockholder rights plan that may discourage, delay or prevent a change of control and make any future unsolicited acquisition attempt more difficult. Under the rights plan:

•	the rights will become exercisable only upon the occurrence of certain events specified in the plan, including the acquisition of 20% of our outstanding common stock by a person or group, with limited exceptions;

•	each right will entitle the holder, other than an acquiring person, to acquire shares of our common stock at a discount to the then prevailing market price;

•	our board of directors may redeem outstanding rights at any time prior to a person becoming an acquiring person at a minimal price per right; and

•	prior to a person becoming an acquiring person, the terms of the rights may be amended by our board of directors without the approval of the holders of the rights.

We have broad discretion in the use of the proceeds of this offering, which could result in our utilizing the proceeds in ways that may not yield a return to stockholders.

Our management will have broad discretion over the use and investment of the proceeds from this offering, and accordingly, investors in this offering will need to rely upon the judgment of our management with respect to the use of proceeds. Our management may utilize a portion or all of the proceeds from this offering in ways that our stockholders may not agree with or that may not yield a favorable return. The failure of our management to apply the proceeds from this offering effectively could harm our business, financial condition and results of operations.

Our costs have increased significantly as a result of operating as a public company, and our management is required to devote substantial time to comply with public company regulations.

As a public company, we incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, as well as new rules subsequently implemented by the SEC and The Nasdaq Global Market, have imposed various new requirements on public companies, including changes in corporate governance practices. The Sarbanes-Oxley Act requires us to maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal controls over financial reporting, significant resources and management oversight are required. Our management and other personnel now need to devote a substantial amount of time to these new requirements. Moreover, these rules and regulations increase our legal and financial compliance costs and make some activities more time-consuming and costly.

In addition, the Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, commencing in fiscal 2007, we must now perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our compliance with Section 404 requires that we incur substantial expense and expend significant management efforts. If we identify deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by The Nasdaq Global Market, SEC or other regulatory authorities.

We have not paid dividends in the past and do not expect to pay dividends in the future.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all future earnings for the operation and expansion of our business and, therefore, do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payments of dividends present in our current and future debt agreements, and other factors our board of directors may deem relevant. We are subject to covenants under our debt arrangements that place restrictions on our ability to pay dividends. If we do not pay dividends, a return on your investment will only occur if our stock price appreciates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These forward-looking statements include, but are not limited to, those concerning the following:

•	our expectations regarding our future operating results or financial performance;

•	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

•	the timing and success of our clinical trials and regulatory submissions;

•	our ability to commercialize and achieve market acceptance of new products that we may develop;

•	our ability to successfully acquire and integrate other businesses into our operations; and

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” as well as similar expressions. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. These risks, uncertainties and other important factors are discussed in greater detail under the heading “Risk Factors” in this prospectus supplement, our most recent annual report on Form 10-K and our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read both this prospectus supplement and the accompanying prospectus, together with the information incorporated herein by reference, as described under the heading “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $106.7 million ($122.8 million if the underwriters’ over-allotment option is exercised in full), at a public offering price of $16.25 per share, after payment of underwriting discounts and commissions and estimated offering expenses payable by us.

Of the net proceeds that we will receive from this offering, we expect to use approximately:

•	$40 million for sales and marketing initiatives to support the ongoing commercialization of our products; and

•	$15 million for research and development activities.

We intend to use the remainder of our net proceeds for general corporate purposes. We may also use a portion of our net proceeds to acquire or invest in complementary products, technologies or businesses. Pending these uses, we intend to invest our net proceeds from this offering primarily in investment-grade, interest-bearing instruments.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amount and timing of our expenditures will depend on several factors, including cash flows from our operations and the anticipated growth of our business. Accordingly, our management will have broad discretion in the application of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds from this offering. We reserve the right to change the use of these proceeds as a result of certain contingencies such as the results of our commercialization efforts, competitive developments, opportunities to acquire products, technologies or businesses and other factors.

PRICE RANGE OF COMMON STOCK

Our common stock commenced trading publicly on the Nasdaq Global Market on June 15, 2006 and is traded under the symbol “VOLC.” The following table sets forth, for the periods indicated, the high and low intraday sales prices of our common stock as reported on the Nasdaq Global Market:

	High	Low

Year Ended December 31, 2006
Second quarter (from June 15, 2006)	$9.81	$7.90
Third quarter	14.75	7.95
Fourth quarter	19.92	10.52

	High	Low

Year Ended December 31, 2007
First quarter	21.87	16.18
Second quarter	23.10	17.59
Third quarter	20.97	14.40
Fourth quarter (through October 17, 2007)	19.09	16.42

As of October 5, 2007, there were 81 holders of record of our common stock. On October 17, 2007, the last sale price reported on the Nasdaq Global Market for our common stock was $16.56 per share.

DIVIDEND POLICY

We have never paid our stockholders dividends, and we do not anticipate paying any cash dividends in the foreseeable future as we intend to retain any earnings for use in our business.

CAPITALIZATION

The following table shows our cash and cash equivalents and capitalization as of June 30, 2007:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale by us of shares of our common stock in this offering at a public offering price of $16.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto appearing in our most recent quarterly and annual reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of June 30, 2007
	Actual	As adjusted
	(in thousands, except
	share data)

Cash and cash equivalents plus short-term available-for-sale investments	$96,870	$203,580

Long-term debt, including current maturities	$1,571	$1,571

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 shares authorized, actual and as adjusted; no shares issued and outstanding	—	—
Common stock, $0.001 par value; 250,000,000 shares authorized; 38,630,944 shares issued and outstanding, actual; 45,630,944 shares issued and outstanding, as adjusted	39	46
Additional paid-in capital	197,739	304,441
Accumulated other comprehensive loss	(508)	(508)
Accumulated deficit	(66,203)	(66,203)

Total stockholders’ equity	131,067	237,776

Total capitalization	$132,638	$239,347

The number of shares of common stock outstanding is based on the number of shares outstanding as of June 30, 2007 and excludes:

•	4,977,640 shares of common stock issuable upon the exercise of all options outstanding under our 2000 Plan and our 2005 Plan with a weighted-average exercise price of $7.16 per share;

•	500,000 shares of common stock reserved for future issuance under our 2007 Purchase Plan;

•	127,400 shares of common stock issuable upon the exercise of all outstanding warrants with a weighted-average exercise price of $3.30 per share; and

•	4,616,983 shares of common stock reserved for future issuance under our 2005 Plan.

DILUTION

If you invest in our common stock, your interest will be diluted immediately to the extent of the difference between the public offering price of $16.25 per share of our common stock and the net tangible book value per share of our common stock after this offering. Our net tangible book value as of June 30, 2007 was $120.5 million, or $3.12 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by shares of common stock outstanding at that date.

Dilution per share to new investors represents the difference between the amount per share paid by new investors who purchase shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering. Giving effect to the sale of shares of our common stock offered by us at a public offering price of $16.25 per share, after deducting underwriting discounts and commissions and estimated offering expenses, our net tangible book value as of June 30, 2007 would have been $227.3 million, or $4.98 per share. This amount represents an immediate increase in net tangible book value of $1.86 per share to our existing stockholders, and an immediate dilution in net tangible book value of $11.27 per share to new investors purchasing shares of our common stock in this offering. The following table illustrates this dilution:

Public offering price per share		$16.25
Net tangible book value per share as of June 30, 2007	$3.12
Increase per share attributable to new investors	1.86

Net tangible book value per share after the offering		4.98

Dilution per share to new investors		$11.27

The following table sets forth as of June 30, 2007, the differences between the number of shares of common stock sold by us, the total consideration received, and the average price per share received from (i) existing stockholders and (ii) new investors purchasing shares of our common stock from us in this offering, before deducting underwriting discounts and commissions and estimated offering expenses at a public offering price of $16.25 per share.

	Shares Purchased		Total Consideration		Weighted-Average
	Number	Percent	Amount	Percent	Price Per Share

Existing stockholders	38,630,944	84.7%	$199,435,148	63.7%	$5.16
New investors	7,000,000	15.3	113,750,000	36.3	16.25

Total	45,630,944	100.0%	$313,185,148	100.0%

The tables above exclude as of June 30, 2007:

•	4,977,640 shares of common stock issuable upon the exercise of all options outstanding under our 2000 Plan and our 2005 Plan with a weighted-average exercise price of $7.16 per share;

•	500,000 shares of common stock reserved for future issuance under our 2007 Employee Stock Purchase Plan;

•	127,400 shares of common stock issuable upon the exercise of all outstanding warrants with a weighted-average exercise price of $3.30 per share; and

•	4,616,983 shares of common stock reserved for future issuance under our 2005 Plan.

Assuming the exercise in full of all options and warrants outstanding as of June 30, 2007, the number of shares purchased by existing stockholders would be increased by 5,105,040 shares to 43,735,984 shares, representing 86.2% of total shares purchased, total consideration received from them would be increased by $36.1 million to $235.5 million, representing 67.4% of total consideration, and the weighted-average price per share received from them would be increased by $0.22 per share to $5.38 per share.

If the underwriters exercise their over-allotment option in full, the percentage of shares of common stock held by existing stockholders will decrease to 82.8% of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors will be increased to 8,050,000, or 17.2% of the total number of shares of our common stock outstanding after this offering.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO NON-UNITED STATES HOLDERS

The following summary describes the material United States federal income and estate tax consequences of the acquisition, ownership and disposition of common stock acquired in this offering by a Non-U.S. Holder (as defined below). This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders in light of their particular circumstances. Special rules may apply to certain Non-U.S. Holders, that are subject to special treatment under the Internal Revenue Code of 1986, as amended (the “Code”), such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers and traders in securities, United States expatriates, “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid United States federal income tax, persons that hold our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, partnerships and other pass-through entities, and investors in such pass-through entities. Such Non-U.S. Holders are urged to consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them. Furthermore, the discussion below is based upon the provisions of the Code, and Treasury regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those discussed below.

The following discussion is for general information only and is not tax advice. Persons considering the purchase of common stock are urged to consult their own tax advisors concerning the United States federal income and estate tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction including any state, local or foreign tax consequences.

Except as otherwise described in the discussion of estate tax below, a “Non-U.S. Holder” is a beneficial holder of common stock that is not a U.S. Holder. A “U.S. Holder” means a beneficial holder of common stock that is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) acquires common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Persons who are partners of partnerships holding the common stock are urged to consult their tax advisors.

Distributions

Subject to the discussion below, distributions, if any, made to a Non-U.S. Holder of our common stock out of our current or accumulated earnings and profits generally will constitute dividends for United States tax purposes and will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder generally will be required to provide us with a properly-executed IRS Form W-8BEN certifying the Non-U.S. Holder’s entitlement to benefits under that treaty. Treasury Regulations provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or to those holding an interest in that entity. If a Non-U.S. Holder holds stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to such agent.

We generally are not required to withhold tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States if a properly-executed IRS Form W-8ECI, stating that the dividends are so connected, is filed with us. But see the discussion of backup withholding below. Instead, the effectively connected dividends will be subject to regular United States income tax, generally in the same manner as if the Non-U.S. Holder were a United States citizen or resident alien or a domestic corporation, as the case may be, unless a specific treaty exemption applies. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax”, which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the corporate Non-U.S. Holder’s effectively connected earnings and profits, subject to certain adjustments. If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the United States Internal Revenue Service (which we refer to as the “IRS”).

To the extent distributions on our common stock, if any, exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Gain on disposition of common stock

A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain realized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States and a specific treaty exemption does not apply to eliminate the tax, (ii) if a tax treaty would otherwise apply to eliminate the tax, the gain is attributable to a permanent establishment of the Non-U.S. Holder in the United States, (iii) in the case of Non-U.S. Holders who are nonresident alien individuals and hold our common stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met, (iv) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of United States expatriates, or (v) we are or have been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time within the shorter of the five-year period preceding such disposition or such holder’s holding period. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are treated as a United States real property holding corporation, gain realized by a Non-U.S. Holder on a disposition of our common stock will not be subject to United States federal income tax so long as (1) the Non-U.S. Holder owned directly, indirectly and constructively, no more than five percent of our common stock at all times within the shorter of (a) the five year period preceding the disposition or (b) the holder’s holding period and (2) our common stock is regularly traded on an established securities market. There can be no assurance that our common stock will continue to qualify as regularly traded on an established securities market.

If you are a Non-U.S. Holder described in (i) or (ii) above, you will be required to pay tax on the net gain derived from the sale at generally applicable United States federal income tax rates, and corporate Non-U.S. Holders described in (i) or (ii) above may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual Non-U.S. Holder described in (iii) above, you will be required to pay a flat 30% tax (or a reduced rate under an applicable income tax treaty) on the gain derived from the sale, which tax may be offset by United States source capital losses (even though you are not considered a resident of the United States).

Information reporting requirements and backup withholding

Generally, we must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Backup withholding will generally not apply to payments of dividends made by us or our paying agents to a Non-U.S. Holder if the holder has provided its federal taxpayer identification number, if any, or the required certification that it is not a United States person (which is generally provided by furnishing a properly-executed IRS Form W-8BEN), unless the payer otherwise has knowledge or reason to know that the payee is a United States person. Backup withholding is generally not required on payments to corporations, whether domestic or foreign.

Under current United States federal income tax law, information reporting and backup withholding will apply to the proceeds of a disposition of our common stock effected by or through a United States office of a broker unless the disposing holder certifies as to its non-United States status or otherwise establishes an exemption. Generally, United States information reporting and backup withholding will not apply to a payment of disposition proceeds where the transaction is effected outside the United States through a non-United States office of a non-United States broker. Backup withholding will apply to a payment of disposition proceeds if the broker has actual knowledge that the holder is a United States person.

Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

Federal estate tax

An individual who at the time of death is not a citizen or resident of the United States and who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock will be required to include the value thereof in his gross estate for United States federal estate tax purposes, and may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the United States for federal estate tax purposes differs from the test used for United States federal income tax purposes. Some individuals, therefore, may be “Non-U.S. Holders” for United States federal income tax purposes, but not for United States federal estate tax purposes, and vice versa.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK.

UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities Inc., Banc of America Securities LLC and Piper Jaffray & Co. are acting as joint book running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Number of
Underwriters	Shares

J.P. Morgan Securities Inc.	2,450,000
Banc of America Securities LLC	1,750,000
Piper Jaffray & Co.	1,750,000
Bear, Stearns & Co. Inc.	1,050,000

Total	7,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.56 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in this offering.

The underwriters have an option to buy up to 1,050,000 additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Excercise	Full Excercise

Per share	$0.934	$0.934
Total to be paid by us	$6,540,625	$7,521,719

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $500,000.

Subject to certain exceptions, our officers and directors have agreed, for a period of 90 days from the date of this prospectus supplement, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of J.P. Morgan Securities Inc., Banc of America Securities LLC and Piper Jaffray & Co.

These restrictions do not apply to (a) bona fide gifts or pledges, (b) transfers to immediate family members or to a trust for the benefit of the transferee or immediate family members of the transferee, (c) transfers to a partner or affiliated partnership if the transferor is a partnership, or (d) shares acquired in the open market after the date of the underwriting agreement; provided that, in the case of any such transfer, pledge or disposition, (i) each donee, pledgee or transferee executes and delivers to the Underwriters an agreement satisfactory to them in which the donee, pledgee or transferee agrees to be bound by the terms of the lock-up agreement for the remainder of the restricted period and confirms that it has been in compliance with its terms and (ii) no filing under Section 16(a) of the United States Securities Exchange Act of 1934 reporting a reduction in beneficial ownership of shares of Common Stock will be required or be voluntarily made as a result of the transaction during the restricted period. In addition, in the case of our officers and directors who have adopted 10b5-1 Sales Plans, these restrictions do not apply to transactions made in accordance with such Sales Plans after the month of November 2007.

Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

The underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or a relevant member state, with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, or the relevant implementation date, the underwriters have not made and will not make an offer of our common stock to the public in that relevant member state prior to the publication of a prospectus in relation to the common stock which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that they may, with effect from and including the relevant Implementation Date, make an offer of our common stock to the public in that relevant member state at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (i) an average of at least 250 employees during the last financial year, (ii) a total balance sheet of more than €43,000,000 and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances which do not require the publication by the issuer of a prospectus as required by Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of our common stock to the public” in relation to any of our common stock in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for our common stock, as the same may be varied in that member state by any measure implementing the Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The underwriters have not made and will not make an offer of our common stock to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA, except to legal entities which are authorized or regulated to operate in the financial markets or whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by the company of a prospectus as required by the Prospectus Rules of the Financial Services Authority. The underwriters have only communicated and will only communicate an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company, and the underwriters have complied with and will comply with all applicable provisions of FSMA with respect to anything done by them in relation to our common stock in, from or otherwise involving the United Kingdom.

Neither this prospectus supplement nor any offering material relating to our common stock has been or will be submitted to the Commission des Opérations de Bourse” for approval (“Visa”), in France. The underwriters have not offered or sold and will not offer or sell any of our common stock or distribute or cause to be distributed any copies of this prospectus supplement or any offering material relating to our common stock, directly or indirectly, in France, except (a) with the prior authorization of the French Ministry for Economy and Finance in accordance with Articles 9 and 10 of the ‘Décret’ of December 29, 1989 regulating financial relations between France and foreign countries, or (b) to qualified investors (“investisseurs qualifies”), and/or a restricted group of investors (“cercle restreint d’investisseurs”), in each case acting for their account, all as defined in, and in accordance with, Article L. 411-1 and L. 411-2 of the Monetary and Financial Code and “Décret’ no. 98-880 dated October 1, 1998.

This prospectus supplement and the accompanying prospectus are not a Securities Selling Prospectus within the meaning of the German Securities Sales Prospectus Act of September 9, 1998 and has not been filed with and approved by the German Federal Supervisory Authority (Bundesanstalt für FinanzdienstleistungsaufsichtI) or any other competent German governmental authority under the relevant laws. The underwriters have not offered or sold and will not offer or sell any of our common stock or distribute copies of this prospectus supplement and the accompanying prospectus or any document relating to our common stock, directly or indirectly, in Germany except to persons falling within the scope of section 2 numbers 1 (persons who as part of their profession, occupation or business, purchase or sell securities for their own account or for the account of third parties), 2 (a restricted circle of persons) and 3 (employees by their employer or related group companies) of the German Securities Sales Prospectus Act of September 8, 1998 and by doing so has not taken, and will not take, any steps which would constitute a public offering of our common stock in Germany.

The offering of our common stock in Italy has not been registered with the Commissione Nazionale per le Societá e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly: (i) our common stock cannot be offered, sold or delivered in the Republic of Italy (“Italy”) in a solicitation to the public at large (sollecitazione all’investimento) within the meaning of Article 1 paragraph 1, letter (t) of Legislative Decree no. 58 of February 24, 1998 (the “Financial Services Act”), nor may any copy of this prospectus supplement or any other document relating to our common stock be distributed in Italy, (ii) our common stock cannot be offered, sold and/or delivered, nor may any copy of this prospectus or any other document relating to our common stock be distributed, either in the primary or in the secondary market, to individuals in Italy, and (iii) sales of our common stock in Italy shall only be: (a) negotiated with “Professional Investors” (operatori qualificati), as defined under Article 31, paragraph 2, of CONSOB Regulation no. 11522 of July 1, 1998, as amended (“CONSOB Regulation No. 11522”), (b) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Italian Banking Act, the Financial Services Act, CONSOB Regulation no. 11522 and all the other relevant provisions of Italian law, and (c) effected in accordance with any other Italian securities, tax and exchange control and other applicable laws and regulations and any other applicable requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

This prospectus supplement and the accompanying prospectus do not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht), and none of this offering of our common stock has been or will be approved by any Swiss regulatory authority.

LEGAL MATTERS

Cooley Godward Kronish LLP, Palo Alto, California will pass upon for us the validity of the issuance of the common stock offered by this prospectus supplement and the accompanying prospectus. Morrison & Foerster LLP, San Diego, California, is counsel for the underwriters in connection with this offering.

EXPERTS

The consolidated financial statements of Volcano Corporation appearing in Volcano Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2006 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Volcano Corporation. The SEC’s Internet site can be found at www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 0-52045):

•	our current report on Form 8-K, filed with the SEC on February 2, 2007;

•	our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 23, 2007;

•	our current report on Form 8-K, filed with the SEC on April 12, 2007;

•	our current report on Form 8-K, filed with the SEC on April 27, 2007;

•	the information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2006 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 27, 2007;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 9, 2007;

•	our current report on Form 8-K, filed with the SEC on June 13, 2007;

•	our current report on Form 8-K, filed with the SEC on July 12, 2007;

•	our current report on Form 8-K, filed with the SEC on July 18, 2007;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 9, 2007; and

•	the description of our common stock and rights to purchase Series A junior participating preferred stock, which are registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on June 12, 2006, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Volcano Corporation, Attention: Investor Relations, 2870 Kilgore Road, Rancho Cordova, California 95670, telephone (916) 281-2645.

PROSPECTUS

$200,000,000
Common Stock
Preferred Stock
Debt Securities
Warrants
Units

From time to time, we may offer up to $200,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants.

We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

Our common stock is traded on the NASDAQ Global Market under the symbol “VOLC.” On September 19, 2007, the last reported sale price of our common stock on the NASDAQ Global Market was $15.08. The applicable prospectus supplement will contain information, where applicable, as to any other listing, if any, on the NASDAQ Global Market or any securities market or other exchange of the securities covered by the applicable prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of any securities unless accompanied by a prospectus supplement.

The securities may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds that we expect to receive from such sale will also be set forth in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 27, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf registration process, we may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, in one or more offerings, up to a total dollar amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of those securities. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. We may also add, update or change in the prospectus supplement (and in any related free writing prospectus that we may authorize to be provided to you) any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus. We urge you to carefully read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” before buying any of the securities being offered. THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

VOLCANO CORPORATION

We design, manufacture and commercialize a broad suite of intravascular ultrasound, or IVUS, and functional measurement, or FM, products that we believe enhance the diagnosis and treatment of vascular and structural heart disease. Our products include IVUS and FM consoles, IVUS catheters, FM guide wires and advanced functionality options. Our products seek to deliver all of the benefits associated with conventional IVUS and FM devices, while providing enhanced functionality and proprietary features that address the limitations associated with conventional forms of these technologies. Our goal is to establish our IVUS and FM products as the standard of care for percutaneous interventional diagnostic and therapeutic procedures.

We have focused on building our U.S. and international sales and marketing infrastructure to market our products to physicians and technicians who perform percutaneous interventional procedures in hospitals and to other personnel who make purchasing decisions on behalf of hospitals. Our IVUS consoles are marketed as stand-alone units or customized units that can be integrated into a variety of hospital-based interventional surgical suites called cath labs. We have developed and are continuing to develop customized cath lab versions of our consoles and advanced functionality options as part of our vfusion cath lab integration initiative. The significantly expanded functionality of our vfusion offering allows for networking of patient information, control of IVUS and FM information at both the operating table and in the cath lab control room, as well as the capability for images to be displayed on standard cath lab monitors. We expect to continue to develop new products and technologies to expand our vfusion offering.

We have a limited operating history and we have yet to demonstrate that we have sufficient revenues to become a sustainable, profitable business. Even if we do achieve significant revenues, we expect our operating expenses will increase as we expand our business to meet anticipated growing demand for our products and as we devote resources to our sales, marketing and research and development activities. We may require significant additional capital to pursue our growth strategy, and our failure to raise capital when needed could prevent us from executing our growth strategy.

We were incorporated in Delaware in January 2000 as Cardiotechnology, Inc. We changed our name to Volcano Therapeutics, Inc. in April 2000 and to Volcano Corporation in October 2004. Our principal executive offices are located at 2870 Kilgore Road, Rancho Cordova, California 95670. Our telephone number is (800) 228-4728. Our website is located at www.volcanocorp.com. The information found on, or accessible through, our website is not a part of this prospectus.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “we,” “us” and “our” refer to Volcano Corporation, a Delaware corporation, and its subsidiaries, unless the context otherwise requires. We currently have registered trademarks for Volcano®, the Volcano logo, Avanar®, ChromaFlo®, Eagle Eye®, FloMap®, Visions®, Revolution®, ComboWire®, SmartMap®, ComboMap®, SmartWire®, FloWire®, Trak Back®, and WaveWire®, among others, and are in the process of registering certain other of our trademarks with the U.S. Patent and Trademark Office including, but not limited to, Safe and Sound, vfusion Powered by Volcanotm, vfusiontm, AIMtm, Virtual Histologytm, and VHtm. We also register certain trademarks, tradenames and service marks in countries outside of the United States. All other trademarks, tradenames and service marks included or incorporated by reference into this prospectus, any applicable prospectus supplement or any related free writing prospectus, are the property of their respective owners.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These forward-looking statements include, but are not limited to, those concerning the following:

•	our expectations regarding our future operating results or financial performance;

•	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

•	the timing and success of our clinical trials and regulatory submissions;

•	our ability to commercialize and achieve market acceptance of new products that we may develop;

•	our ability to successfully acquire and integrate other businesses into our operations;

•	our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; and

•	our estimates regarding the sufficiency of our cash resources.

In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” as well as similar expressions. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks, uncertainties and other important factors. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto reflected in subsequent filings with the SEC. Given these risks, uncertainties and other important factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should carefully read both this prospectus, the applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information,” completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

THE SECURITIES WE MAY OFFER

We may offer shares of our common stock and preferred stock, various series of debt securities and/or warrants to purchase any of such securities, either individually or in units, with a total value of up to $200,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	designation or classification;

•	aggregate principal amount or aggregate offering price;

•	maturity, if applicable;

•	original issue discount, if any;

•	rates and times of payment of interest or dividends, if any;

•	redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	ranking;

•	restrictive covenants, if any;

•	voting or other rights, if any;

•	conversion prices, if any; and

•	important United States federal income tax considerations.

The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF SECURITIES UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

We may sell the securities directly to investors or to or through agents, underwriters or dealers. We, and our agents or underwriters, reserve the right to accept or reject all or part of any proposed purchase of securities. If we do offer securities to or through agents or underwriters, we will include in the applicable prospectus supplement:

•	the names of those agents or underwriters;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the net proceeds to us.

Common Stock.  We may issue shares of our common stock from time to time. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

Preferred Stock.  We may issue shares of our preferred stock from time to time, in one or more series. Our board of directors will determine the designations, powers, preferences and rights of the preferred stock, as well as the qualifications, limitations or restrictions thereon, including dividend rights, conversion rights, preemptive rights, voting rights, terms of redemption or repurchase, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of any series. Convertible preferred stock will be convertible into our common stock or exchangeable for our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates. We will fix the designations, powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series.

If we sell any series of preferred stock under this prospectus, we will fix the designations, powers, preferences and rights of such series of preferred stock, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of the related series of preferred stock. We urge you to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of preferred stock being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred stock.

Debt Securities.  We may issue debt securities from time to time, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. The senior debt securities will rank equally with any other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the instrument governing the debt, to all of our senior indebtedness. Convertible debt securities will be convertible into or exchangeable for our common stock or our other securities. Conversion may be mandatory or at your option and would be at prescribed conversion rates.

The debt securities will be issued under one or more indentures, which are contracts between us and a national banking association or other eligible party, as trustee. In this prospectus, we have summarized certain general features of the debt securities. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of debt securities being offered, as well as the complete indentures that contain the terms of the debt securities. Forms of indentures have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

Warrants.  We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the particular series of warrants being offered, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. Forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered have been filed as exhibits to the registration statement of which this prospectus is a part, and supplemental warrant agreements and forms of warrant certificates will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

We will evidence each series of warrants by warrant certificates that we will issue. Warrants may be issued under an applicable warrant agreement that we enter into with a warrant agent. We will indicate the name and address of the warrant agent, if applicable, in the prospectus supplement relating to the particular series of warrants being offered.

Units.  We may issue, in one or more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement (and any free writing prospectus that we may authorize to be provided to you) related to the series of units being offered, as well as the complete unit agreement that contains the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the

SEC, the form of unit agreement and any supplemental agreements that describe the terms of the series of units we are offering before the issuance of the related series of units.

We will evidence each series of units by unit certificates that we will issue. Units may be issued under a unit agreement that we enter into with a unit agent. We will indicate the name and address of the unit agent, if applicable, in the prospectus supplement relating to the particular series of units being offered.

RATIO OF EARNINGS TO FIXED CHARGES

Our earnings were insufficient to cover fixed charges for each of the periods presented. Accordingly, the following table sets forth the deficiency of earnings to fixed charges for each of the periods presented. Because of the deficiency, ratio information is not applicable. Amounts shown are in thousands.

	Six Months Ended	Year Ended December 31,
	June 30, 2007	2006	2005	2004	2003	2002

Deficiency of earnings available to cover fixed charges	$(1,813)	$(8,305)	$(15,191)	$(16,154)	$(15,091)	$(6,336)

For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest expense, the portion of operating lease rental expense that is considered by us to be representative of interest and amortization of discount related to indebtedness. Deficiency of earnings consists of loss before income taxes, plus fixed charges.

USE OF PROCEEDS

Except as described in any prospectus supplement or in any related free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from the sale of the securities offered hereby for sales and marketing initiatives as well as for research and development and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own. Pending these uses, we expect to invest the net proceeds in short-term, investment-grade securities.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. As of September 19, 2007, there were:

•	38,756,500 shares of common stock outstanding;

•	no shares of preferred stock outstanding; and

•	250,000 shares of preferred stock designated as Series A junior participating preferred stock, none of which were outstanding.

The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws, our stockholder rights plan and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our certificate of incorporation, bylaws, stockholder rights plan and the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation, bylaws and stockholder rights plan, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find Additional Information.”

Common Stock

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NASDAQ rules), to designate and issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

We will fix the designations, powers, preferences and rights of the preferred stock of each series, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the title and stated value;

•	the number of shares we are offering;

•	the liquidation preference per share;

•	the purchase price;

•	the dividend rate, period and payment date and method of calculation for dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

•	voting rights, if any, of the preferred stock;

•	preemptive rights, if any;

•	restrictions on transfer, sale or other assignment, if any;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The General Corporation Law of the State of Delaware, the state of our incorporation, provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our certificate of incorporation if the amendment would change the par value or, unless the certificate of incorporation provided otherwise, the number of authorized shares of the class or change the powers, preferences or special rights of the class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock.

Series A Junior Participating Preferred Stock

Our board of directors has designated 250,000 shares of our preferred stock as Series A junior participating preferred stock. The Series A junior participating preferred stock is purchasable upon exercise of the rights pursuant to the terms of our stockholder rights plan. For more information on our stockholder rights plan, please see “Description of Capital Stock — Stockholders Rights Plan.” These shares or the holders of these shares, as applicable, are:

•	not redeemable;

•	entitled, subject to the rights of the holders of any shares of preferred stock to receive preferential dividends and in preference to the holders of our common stock, to receive, when and if declared by our board of directors, quarterly dividends in an amount per share equal to the greater of $.01 or 1,000 times (subject to adjustment) the aggregate per share amount of all non-cash dividends or other distributions declared on our common stock since the previous quarterly payment or, in the case of the first quarterly payment, since the first issuance of our Series A junior participating preferred stock;

•	entitled, before any payment may be made to holders of our common stock or shares of other preferred stock ranking junior to our Series A junior participating preferred stock, to receive a minimum preferential payment per share equal to the greater of $.01 plus accrued and unpaid dividends thereon or 1,000 times (subject to adjustment) the aggregate payment made per common share;

•	entitled to 1,000 votes (subject to adjustment) per share of Series A junior participating preferred stock, voting together with our common stock;

•	entitled, in the event of a merger, consolidation or other transaction in which outstanding shares of our common stock are converted or exchanged, to receive 1,000 times (subject to adjustment) the amount received per share of our common stock; and

•	entitled, in the event that the equivalent of six quarterly dividends payable on any shares of Series A junior participating preferred stock are in default, to elect (to the exclusion of the holders of our common stock) two additional directors to our board of directors by a majority vote.

Stock Options and Warrants

As of September 19, 2007, there were 10,096,467 shares of common stock reserved for issuance under our equity compensation plans options or upon exercise of outstanding warrants. Of this number, 5,315,672 shares were reserved for issuance upon exercise of outstanding options that were previously granted under our stock option plans, 4,153,395 shares were reserved for issuance upon exercise of options that may be granted in the future under our stock option plans, 500,000 shares were reserved for issuance under our employee stock purchase plan, and 127,400 shares were reserved for issuance upon exercise of outstanding warrants.

Registration Rights

As of September 19, 2007, holders of up to approximately 17,755,902 shares of our common stock, including the shares of common stock issuable upon exercise of the warrants indicated above, were entitled to rights with respect to the registration of those shares of common stock under the Securities Act. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of others, certain holders of these shares are entitled to notice of the registration and are entitled to include, at our expense, their shares of common stock in the registration and any related underwriting, provided, among other conditions, that the underwriters may limit the number of shares to be included in the registration and the underwriting. In addition, the holders of certain of these shares may require us, at our expense and subject to certain limitations, to file a registration statement under the Securities Act with respect to their shares of our common stock. These holders have waived these registration rights in connection with the filing of, and offerings that might be made pursuant to, the registration statement of which this prospectus is a part.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders representing a majority of the shares of common stock outstanding will be able to elect all of our directors to be elected at each annual meeting of our stockholders. Our certificate of incorporation and bylaws provide that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors or chairman of the board may call a special meeting of stockholders. Our certificate of incorporation requires a 66 2/3% stockholder vote for the amendment, repeal or modification of certain provisions of our certificate of incorporation relating to, among other things, the classification of our board of directors, the requirement that stockholder actions be effected at a duly called meeting, and the designated parties entitled to call a special meeting of the stockholders. Our certificate of incorporation and bylaws also require a 66 2/3% stockholder vote for the stockholders to adopt, amend or repeal any provision of our bylaws.

The combination of the classification of our board of directors, the lack of cumulative voting and the 66 2/3% stockholder voting requirements will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change of our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Stockholder Rights Plan

We have adopted a stockholder rights plan. Under our stockholder rights plan, each share of our common stock has associated with it one preferred share purchase right. Each right entitles its holder to purchase, under the circumstances provided for in our stockholder rights plan, one one-thousandth of a share of Series A junior participating preferred stock at an initial purchase price equal to $32.00, subject to adjustment under certain circumstances. Until a “distribution date” occurs, the rights:

•	are not exercisable;

•	are evidenced by the same certificate that represents the shares with which the rights are associated; and

•	trade together with those shares.

Following a “distribution date,” the rights would become exercisable and we would issue separate certificates representing the rights, which would trade separately from the shares of our common stock. A “distribution date” would occur upon the earlier of:

•	ten days after a public announcement that the person has become an “acquiring person;” or

•	ten business days after a person announces its intention to commence a tender or exchange offer that, if successful, would result in the person becoming an “acquiring person”.

Under our stockholder rights plan, a person becomes an “acquiring person” if the person, alone or together with a group, acquires beneficial ownership of 20% or more of the outstanding shares of our common stock. However, an acquiring person would not include us, any of our subsidiaries, or any of our employee benefit plans or any person or entity holding shares of our common stock pursuant to our employee benefit plans. Our stockholder rights plan also contains provisions designed to prevent the inadvertent triggering of the distribution of rights by institutional or certain other stockholders. In addition, acquisitions made with the prior approval of our board of directors and all cash tender offers meeting certain criteria will likewise not trigger the distribution of the rights under our stockholder rights plan.

In the event that any person becomes an acquiring person, each holder of a right will have the right to receive upon exercise that number of shares of our common stock having a market value of two times the purchase price of the right (or, if such number of shares of common stock is not and cannot be authorized, we may issue preferred stock, cash, debt, stock or a combination thereof to substitute for our common stock). In the event that we are acquired in a merger or other business combination transaction or 50% or more of our consolidated assets or earning power are sold to an acquiring person or certain other persons, each holder of a right will thereafter have the right to receive, upon the exercise thereof at the then current purchase price of the right, that number of shares of common stock of the acquiring company as will have a market value of two times the purchase price of the right.

At any time before a person becomes an acquiring person, our board of directors may redeem all of the rights at a redemption price of $0.0001 per right. On the redemption date, the rights will expire and the only entitlement of the holders of rights will be to receive the redemption price. After a person becomes an acquiring person, but prior to such person acquiring more than 50% of our outstanding common stock, our board of directors may exchange each right, other than rights owned by the acquiring person, at an exchange ratio of one share of common stock per right (or, at our election, other equivalent securities), subject to adjustment.

At any time before a person becomes an acquiring person, our board of directors may amend any provision in the rights plan without the consent of the holders of the rights. After the rights are no longer redeemable, our board of directors may only amend our stockholder rights plan without approval of the holders of the rights if such amendment would not (i) adversely affect the interests of the holders of rights (other than an acquiring person or affiliate thereof), (ii) cause our stockholder rights plan to again become amendable other than in accordance with the terms of the plan or (iii) cause the rights to again become redeemable. A holder of rights will not, as such, have any rights as a stockholder, including the right to vote or receive dividends. In general, the rights will expire at the close of business on June 20, 2016, unless earlier redeemed or exchanged by us.

The exercise of the rights under our stockholder rights plan would cause substantial dilution to a person attempting to acquire us on terms not approved by our board of directors, and therefore would significantly increase the price that such person would have to pay to complete the acquisition. Our stockholder rights plan may deter a potential acquisition or tender offer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 59 Maiden Lane, New York, NY, 10038, and its telephone number is (718) 921-8201. The transfer agent for any series of preferred stock that we may offer under this prospectus will be named and described in the prospectus supplement for that series.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. The indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We have filed forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that contains the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;

•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;

•	the maturity date;

•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;

•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	restrictions on transfer, sale or other assignment, if any;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:

•	incur additional indebtedness;

•	issue additional securities;

•	create liens;

•	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;

•	redeem capital stock;

•	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;

•	make investments or other restricted payments;

•	sell or otherwise dispose of assets;

•	enter into sale-leaseback transactions;

•	engage in transactions with stockholders and affiliates;

•	issue or sell stock of our subsidiaries; or

•	effect a consolidation or merger;

•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;

•	a discussion of any material United States federal income tax considerations applicable to the debt securities;

•	information describing any book-entry features;

•	provisions for a sinking fund purchase or other analogous fund, if any;

•	the applicability of the provisions in the indenture on discharge;

•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our common stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our common stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;

•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to comply with the provisions described above under “Description of Debt Securities — Consolidation, Merger or Sale;”

•	to comply with any requirements of the SEC in connection with the qualification of any indenture under the Trust Indenture Act of 1939;

•	to add to, delete from or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication and delivery of debt securities, as set forth in the indenture;

•	to provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities — General” to establish the form of any certifications required to be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;

•	to evidence and provide for the acceptance of appointment hereunder by a successor trustee;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;

•	to add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	recover excess money held by the debenture trustee;

•	compensate and indemnify the debenture trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We have filed forms of the warrant agreements and forms of warrant certificates containing the terms of the warrants being offered as exhibits to the registration statement of which this prospectus is a part. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;

•	the currency for which the warrants may be purchased;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants

Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

Title

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES

We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders

We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders

If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities

The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;

•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;

•	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;

•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;

•	if we notify any applicable trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement.

When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, or directly to one or more purchasers. We may distribute securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

A prospectus supplement or supplements will describe the terms of the offering of the securities, including:

•	the name or names of the underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement will be underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement, other than securities covered by any over-allotment option. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

All securities we may offer, other than common stock, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum price. Syndicate-covering or other short-covering transactions involve purchases of the securities, either through exercise of the over-allotment option or in the open market after the distribution is completed, to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a stabilizing or covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters that are qualified market makers on the NASDAQ Global Market may engage in passive market making transactions in the common stock on the NASDAQ Global Market in accordance with Regulation M under the Exchange Act, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Cooley Godward Kronish LLP, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Volcano Corporation. The SEC’s Internet site can be found at www.sec.gov.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 0-52045):

•	our current report on Form 8-K, filed with the SEC on February 2, 2007;

•	our annual report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 23, 2007;

•	our current report on Form 8-K, filed with the SEC on April 12, 2007;

•	our current report on Form 8-K, filed with the SEC on April 27, 2007;

•	the information specifically incorporated by reference into our annual report on Form 10-K for the fiscal year ended December 31, 2006 from our definitive proxy statement on Schedule 14A, filed with the SEC on April 27, 2007;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 9, 2007;

•	our current report on Form 8-K, filed with the SEC on June 13, 2007;

•	our current report on Form 8-K, filed with the SEC on July 12, 2007;

•	our current report on Form 8-K, filed with the SEC on July 18, 2007;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 9, 2007; and

•	the description of our common stock and rights to purchase Series A junior participating preferred stock, which are registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on June 12, 2006, including any amendments or reports filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Volcano Corporation, Attention: Investor Relations, 2870 Kilgore Road, Rancho Cordova, California 95670, telephone (916) 281-2645.

7,000,000 Shares

VOLCANO CORPORATION

Common Stock

PROSPECTUS SUPPLEMENT

JPMorgan	Banc of America Securities LLC	Piper Jaffray

Bear, Stearns & Co. Inc.

October 17, 2007